================================================================================

                            INFORMATION VENTURES LLC

                                 TRANSCENDER LLC

                                       and

                            TRANSCENDER CORPORATION,

                                ANEEL M. PANDEY,

                         JOHN W. ROSE, EDWARD T. ACERNO

                                       and

                                FONG RICHARD ZHU

                         ------------------------------

                            ASSET PURCHASE AGREEMENT

                         ------------------------------

                            ------------------------

                          Dated as of November 6, 2000

                            ------------------------

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RECITALS.......................................................................1

Article I.    DEFINITIONS......................................................1


Article II.   PURCHASE AND SALE OF THE PURCHASED PROPERTY......................8

Section 2.1     Transfer of Assets.............................................8
Section 2.2     Sale at Closing Date...........................................9
Section 2.3     Subsequent Documentation.......................................9
Section 2.4     Assumed Liabilities and Excluded Liabilities..................10

Article III.  PURCHASE PRICE..................................................11

Section 3.1     Purchase Price................................................11
Section 3.2     Payment of Purchase Price.....................................12
Section 3.3     Post-Closing Adjustment to Purchase Price.....................12

Article IV.   CLOSING.........................................................14

Article V.    REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
              PRINCIPAL SHAREHOLDERS..........................................14

Section 5.1     Corporate Organization........................................14
Section 5.2     Qualification to Do Business..................................14
Section 5.3     Authorization and Validity of Agreement.......................14
Section 5.4     No Conflict or Violation......................................15
Section 5.5     Consents and Approvals........................................15
Section 5.6     Financial Statements..........................................15
Section 5.7     Absence of Certain Changes or Events..........................16
Section 5.8     Tax Matters...................................................17
Section 5.9     Absence of Undisclosed Liabilities............................18
Section 5.10    Real Property.................................................18
Section 5.11    Equipment and Machinery.......................................19
Section 5.12    Intellectual Property.........................................19
Section 5.13    Licenses, Permits and Governmental Approvals..................21
Section 5.14    Compliance with Law; Licenses.................................22
Section 5.15    Litigation....................................................22
Section 5.16    Contracts.....................................................22
Section 5.17    Receivables...................................................23
Section 5.18    Employee Plans................................................24
Section 5.19    Customers, Suppliers and Competitors..........................24
Section 5.20    Insurance.....................................................25
Section 5.21    Transactions with Directors, Officers and Affiliates..........25
Section 5.22    Labor Matters.................................................25

Section 5.23    Environmental Matters.........................................26
Section 5.24    HSR Act Filing................................................27
Section 5.25    Accuracy of Information.......................................27
Section 5.26    Survival......................................................27

Article VI.   REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS....27

Section 6.1     Authorization and Validity of Agreement.......................27
Section 6.2     No Conflict or Violation......................................28
Section 6.3     Consents and Approvals........................................28

Article VII.  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER......28

Section 7.1     Corporate Organization........................................28
Section 7.2     Qualification to Do Business..................................28
Section 7.3     Authorization and Validity of Agreement.......................29
Section 7.4     No Conflict or Violation......................................29
Section 7.5     Consents and Approvals........................................29
Section 7.6     Financing.....................................................29
Section 7.7     Compliance with Law; Licenses.................................30
Section 7.8     Litigation....................................................30
Section 7.9     Survival......................................................30

Article VIII. COVENANTS OF THE SELLER.........................................30

Section 8.1     Conduct of Business Before the Closing Date...................30
Section 8.2     Consents and Approvals........................................32
Section 8.3     Access to Properties and Records..............................33
Section 8.4     Negotiations..................................................33
Section 8.5     Further Assurances............................................33
Section 8.6     Best Efforts..................................................33
Section 8.7     Covenant Not To Compete.......................................33
Section 8.8     Notice of Breach..............................................34
Section 8.9     Bulk Sales Compliance.........................................34
Section 8.10    Assignment of Contracts and Warranties........................34
Section 8.11    Change of Name................................................35
Section 8.12    Intellectual Property.........................................35
Section 8.13    No Disparagement of John W. Rose..............................35
Section 8.14    Cooperation Regarding Financial Statements....................35

Article IX.   COVENANTS OF THE BUYER..........................................36

Section 9.1     Actions Before Closing Date...................................36
Section 9.2     Consents and Approvals........................................36
Section 9.3     Further Assurances............................................36
Section 9.4     Best Efforts..................................................36


                                      (ii)

Section 9.5     Notice of Breach..............................................36
Section 9.6     Employment of Miguel Jimenez..................................36
Section 9.7     Employment of Sara Dodd.......................................37
Section 9.8     "About Screen" Credits........................................37
Section 9.9     Access to Files and Records...................................37
Section 9.10    Access to Appropriate Personnel...............................38
Section 9.11    Lease of Space to Aneel M. Pandey.............................38
Section 9.12    Assumed Liabilities...........................................38
Section 9.13    For Food Collection...........................................38
Section 9.14    "Double-Helix" Trademark......................................38
Section 9.15    Purchase/Retention of Certain Items...........................39
Section 9.16    Salary Increases..............................................39

Article X.    EMPLOYEES AND EMPLOYEE PLANS....................................39

Section 10.1    Offer of Employment...........................................39
Section 10.2    Employee Benefits.............................................39
Section 10.3    Discharge of Transferred Employee Benefits Obligations........40
Section 10.4    Seller's 401(k) Plan..........................................40
Section 10.5    Rights........................................................40

Article XI.   TAXES...........................................................40

Section 11.1    Allocation of Purchase Price and Purchase Price
                Allocation Forms..............................................41
Section 11.2    Indemnification Payments......................................41
Section 11.3    Sales and Transfer Taxes......................................41

Article XII.  INDEMNIFICATION AND ARBITRATION.................................41

Section 12.1    Indemnification by the Seller and Principal Shareholders......41
Section 12.2    Procedures for Indemnification by the Seller..................43
Section 12.3    Indemnification by the Buyer..................................43
Section 12.4    Procedures for Indemnification by the Buyer...................44
Section 12.5    Survival......................................................45
Section 12.6    Exclusive Remedy..............................................45
Section 12.7    Successors and Assigns........................................45
Section 12.8    Arbitration...................................................45

Article XIII. CONDITIONS TO OBLIGATIONS OF THE SELLER.........................47

Section 13.1    Representations and Warranties of the Buyer...................47
Section 13.2    Performance of the Obligations of the Buyer...................47
Section 13.3    Consents and Approvals........................................48
Section 13.4    No Violation of Orders........................................48
Section 13.5    Opinion of Counsel............................................48
Section 13.6    Escrow Agreement..............................................48
Section 13.7    Employment Agreements.........................................48
Section 13.8    Buyer Closing Documents.......................................48


                                     (iii)

Section 13.9    Legal Matters.................................................49

Article XIV.  CONDITIONS TO OBLIGATIONS OF THE BUYER..........................49

Section 14.1    Representations and Warranties of the Seller and the
                Principal Shareholders........................................49
Section 14.2    Performance of the Obligations of the Seller..................49
Section 14.3    Consents and Approvals........................................50
Section 14.4    No Violation of Orders........................................50
Section 14.5    No Material Adverse Change....................................50
Section 14.6    No Pending Litigation.........................................50
Section 14.7    Opinion of Counsel............................................50
Section 14.8    Escrow Agreement..............................................50
Section 14.9    Agreements Not to Compete.....................................50
Section 14.10   Employment Agreements.........................................51
Section 14.11   Seller Closing Documents......................................51
Section 14.12   Legal Matters.................................................51

Article XV.   TERMINATION.....................................................52

Section 15.1    Conditions of Termination.....................................52
Section 15.2    Effect of Termination.........................................52

Article XVI.  MISCELLANEOUS...................................................52

Section 16.1    Successors and Assigns........................................52
Section 16.2    Governing Law.................................................52
Section 16.3    Expenses......................................................52
Section 16.4    Broker's and Finder's Fees....................................53
Section 16.5    No Disparagement..............................................53
Section 16.6    Severability..................................................53
Section 16.7    Notices.......................................................53
Section 16.8    Amendments; Waivers...........................................54
Section 16.9    Public Announcements..........................................55
Section 16.10   Entire Agreement..............................................55
Section 16.11   Parties in Interest...........................................55
Section 16.12   Scheduled Disclosures.........................................55
Section 16.13   Section and Paragraph Headings................................55
Section 16.14   Counterparts..................................................55

Exhibits:

Exhibit A - Escrow Agreement
Exhibit B - Management Representation Letter
Exhibit C - Opinion of Counsel to the Buyer
Exhibit D - Pandey Employment Agreement
Exhibit E - Other Employment Agreements
Exhibit F - Opinion of Counsel to the Seller and the Principal Shareholders


                                      (iv)

Exhibit G - Noncompetition Agreements
Exhibit H - Rose Noncompetition Agreement

Index To Schedules:
-------------------

2.1(b)(v)   Retained Assets
5.2         Qualification
5.5         Consents, Waivers, Authorizations and Approvals
5.7         Material Changes or Events
5.8         Tax Matter Exceptions
5.9         Undisclosed Liabilities
5.10        Real Property Related Matters
5.11        Equipment and Machinery
5.12        Intellectual Property and Intangible Assets
5.13        Licenses, Permits and Governmental Approvals
5.14        Exceptions to Compliance with Law
5.15        Litigation
5.16        Contracts
5.17        Counterclaims and Set-Offs of Accounts Receivable
5.18(a)     Employee Plans
5.18(b)     ERISA Funding Matters
5.19        Customers, Suppliers and Competitors
5.20        Insurance
5.21        Transactions with Directors, Officers and Affiliates
5.22 (a)    Employment and Labor Agreements
5.22 (b)    Exceptions to Compliance with Employment Laws
7.5         Consents, Waivers, Authorizations and Approvals
10.1        Employees To Be Offered Employment
10.2        Listed Employees Vacation
12.1        Principal Shareholders Pro Rata Percentages


                                      (v)

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of November 6, 2000 by and among Information Ventures LLC, a Delaware limited liability company (the "Parent"), Transcender LLC, a Delaware limited liability company and a wholly-owned subsidiary of Information Ventures, LLC (the "Buyer"), TRANSCENDER CORPORATION, a Tennessee corporation (the "Seller"), and Aneel M. Pandey ("Pandey"), John W. Rose, Edward T. Acerno and Fong Richard Zhu (collectively, the "Principal Shareholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Seller is engaged in the business of developing test preparation software for the information technology certification market; and

     WHEREAS, the Buyer desires to purchase substantially all of the assets and assume certain liabilities of the Seller, and the Seller desires to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

                                   Article I

                                  DEFINITIONS.
                                  ------------

     As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

     "Accounts Receivable" shall mean all accounts and notes receivable of the Seller relating to services rendered or products purchased before the Closing Date, but shall not include any payments owed to the Seller by any of its employees;

     "Actual Deficiency" shall have the meaning set forth in Section 3.3(c) hereof;

     "Actual Surplus" shall have the meaning set forth in Section 3.3(c) hereof;

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person;

     "Allocation Statement" shall have the meaning set forth in Section 11.1 hereof;

     "Assigned Contracts" shall mean the rights, duties and obligations of the Seller under the Contracts;

     "Assumed Liabilities" shall have the meaning set forth in Section 2.4 hereof;

     "Bank Prime Loan" shall have the meaning set forth in Section 12.8(h) hereof;

     "Business" shall mean all the business activities and operations of the Seller;

     "Business Day" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of Citibank, N.A. is closed;

     "Buyer" shall have the meaning set forth in the Preamble hereto;

     "Buyer Event of Breach" shall have the meaning set forth in Section 12.3 hereof;

     "Buyer Indemnitees" shall have the meaning set forth in Section 12.1 hereof;

     "Buyer Losses" shall have the meaning set forth in Section 12.1 hereof;

     "Buyer's Adjustments" shall have the meaning set forth in Section 3.3(a) hereof;

     "Buyer's Arbitrator" shall have the meaning set forth in Section 12.8(d) hereof;

     "Closing" shall have the meaning set forth in Article IV hereof;

     "Closing Date" shall have the meaning set forth in Article IV;

     "Closing Net Working Capital" shall mean the Net Working Capital as of the Closing Date as finally determined pursuant to Section 3.3(b);

     "Closing Net Working Capital Statement" shall have the meaning set forth in
Section 3.3(b) hereof;

     "Code" shall mean the Internal Revenue Code of 1986, as amended;

     "Contracts" shall mean, collectively, Purchase Orders, Sales Orders and Other Contracts;

     "December Balance Sheet" shall have the meaning set forth in Section 5.6 hereof;

     "Disputes" shall have the meaning set forth in Section 12.8(b) hereof;

     "Disputing Person" shall have the meaning set forth in Section 12.8(c) hereof;

     "Dodd" shall have the meaning set forth in Section 9.7 hereof;

     "Employment and Labor Agreements" shall have the meaning set forth in
Section 5.22(a) hereof;

     "Environmental Laws" shall have the meaning set forth in Section 5.23 hereof;

     "Equipment and Machinery" shall mean (i) all the equipment, machinery, furniture, fixtures and improvements, supplies and vehicles owned or leased by the Seller on the Closing Date (including, without limitation, all such items as set forth on the December Balance Sheet with additions thereto (net of dispositions) in the Ordinary Course of Business), (ii) all the replacements for any of the foregoing owned or leased by the Seller on the Closing Date, (iii) any rights of any of the Seller to the warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items and (iv) any related claims, credits, rights of recovery and set-off with respect thereto. Equipment and Machinery shall not include the items set forth on
Schedule 2.1(b)(v);

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     "ERISA Affiliate" shall have the meaning set forth in Section 5.18 hereof;

     "Escrow Agreement" shall have the meaning set forth in Section 3.2 hereof;

     "Escrow Amount" shall have the meaning set forth in Section 3.1 hereof;

     "Estimated Deficiency" shall have the meaning set forth in Section 3.3(a) hereof;

     "Estimated Net Working Capital Statement" shall have the meaning set forth in Section 3.3(a) hereof;

     "Estimated Surplus" shall have the meaning set forth in Section 3.3(a) hereof;

     "Excluded Liabilities" shall have the meaning set forth in Section 2.4 hereof;

     "Files and Records" shall mean all files and records regularly maintained by the Seller in the Ordinary Course of Business (but specifically excluding all legally privileged memos, files, records, and correspondence of the Seller and the Principal Shareholders), whether in hard copy or magnetic format, of the Seller, including, without limitation, the following types of files and records: customer and supplier files, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, trade secrets and customer specifications and all files relating to Transferred Employees, correspondence with federal, state and local governmental agencies relating to the operation of the Business and related files and records of the Seller;

     "Final Determination" shall have the meaning set forth in Section 12.8(f) hereof;

     "Financial Statements" shall have the meaning set forth in Section 5.6 hereof;

     "GAAP" shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

     "Government" shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States, any state of the United States or any foreign government, including the employees or agents thereof;

     "Harris" shall have the meaning set forth in Section 9.10 hereof;

     "HSR Act" shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended;

     "Hazardous Materials" shall have the meaning set forth in Section 5.23 hereof;

     "Independent Accounting Firm" shall have the meaning set forth in Section 3.3(b) hereof;

     "Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Seller to proceeds of any insurance policies and all claims on the part of the Seller for recoupment, reimbursement and coverage under any insurance policies and all goodwill of the Seller;

     "Intellectual Property" shall have the meaning set forth in Section 5.12 hereof;

     "Inventory" shall mean (i) all the finished goods, raw materials, work in progress and inventoriable supplies owned by the Seller on the Closing Date (including, without limitation, all such items as set forth on the December Balance Sheet with additions thereto (net of dispositions) in the Ordinary Course of Business) and (ii) any and all rights of the Seller to the warranties received from its suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set-off with respect thereto;

     "Jimenez" shall have the meaning set forth in Section 9.6 hereof;

     "Knowledge" an individual will be deemed to have "knowledge" of a particular fact or matter if:

     (a)  such individual is actually aware of such fact or matter; or

     (b) a reasonably prudent individual would be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, executor or trustee of such Person has knowledge of such fact or matter. The "knowledge" of Seller shall mean the knowledge of each Principal Shareholder.

     "Lease Term" shall have the meaning set forth in Section 9.11 hereof;

     "Leased Property" shall have the meaning set forth in Section 5.10(b) hereof;

     "Licenses" shall have the meaning set forth in Section 5.12(c) hereof;

     "Licensed Software" shall have the meaning set forth in Section 5.12(h) hereof;

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement;

     "Listed Employee" shall have the meaning set forth in Section 10.1 hereof;

     "Listed Intellectual Property" shall have the meaning set forth in Section 5.12(b) hereof; "Material Adverse Effect" shall mean a material adverse affect on the business, operations, assets, properties or condition (financial or otherwise) of the Seller;

     "Material Contracts" shall have the meaning set forth in Section 5.16(a) hereof;

     "Multiemployer Pension Plan" shall have the meaning set forth in Section
(3)(37) of ERISA;

     "Net Working Capital" shall mean the current assets of the Seller (excluding cash, deposits, cash on hand and all amounts accrued relating to the Seller's potential California sales and use tax liability) determined in accordance with GAAP minus the current liabilities of the Seller to be assumed by the Buyer pursuant to Section 2.4(a) hereof and determined in accordance with GAAP;

     "NLRB" shall have the meaning set forth in Section 5.22(b) hereof;

     "Noncompetition Agreements" shall have the meaning set forth in Section
14.9 hereof;

     "Notice of Arbitration" shall have the meaning set forth in Section 12.8(c) hereof;

     "Ordinary Course of Business" shall mean an action that is consistent with the past practices of the Seller which is taken in the ordinary course of the normal day-to-day operations of the Seller.

     "Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, and all other contracts, commitments, partnership or joint venture agreements, license agreements, service contracts, employment, commission, and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, contracts or commitments limiting or restraining the Seller from engaging or competing in any lines of business or with any person, firm or corporation, documents granting the power of attorney with respect to the affairs of the Seller, agreements not made in the ordinary course of business of the Seller, options to purchase any assets or property rights of the Seller, working capital maintenance or other form of guaranty agreements, and all other agreements to which the Seller is a party, but excluding Real Property Leases, Purchase Orders, Sales Orders and Plans;

     "Other Employment Agreement" shall have the meaning set forth in Section
13.7 hereof;

     "Pandey" shall have the meaning set forth in the Preamble hereto;

     "Permits" shall have the meaning set forth in Section 5.13 hereof;

     "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Government;

     "Plans" shall have the meaning set forth in Section 5.18(a) hereof;

     "Principal Shareholders" shall have the meaning set forth in the Preamble hereto;

     "Pro Rata Percentages" shall have the meaning set forth in Section 12.1(f) hereof;

     "Proceeding" shall have the meaning set forth in Section 12.1 hereof;

     "Proposed Adjustments" shall have the meaning set forth in Section 3.3(b) hereof;

     "Proprietary Software" shall have the meaning set forth in Section 5.12(h) hereof;

     "Purchase Orders" shall mean all the Seller's outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items;

     "Purchase Price" shall have the meaning set forth in Section 3.1 hereof;

     "Purchased Property" shall have the meaning set forth in Section 2.1(a) hereof;

     "Real Property Leases" shall have the meaning set forth in Section 5.10(b) hereof;

     "Restricted Period" shall have the meaning set forth in Section 8.7(a) hereof;

     "Retained Assets" shall have the meaning set forth in Section 2.1(b) hereof;

     "Required Consents" shall have the meaning set forth in Section 5.5 hereof;

     "Rose Noncompetition Agreement" shall have the meaning set forth in Section
14.9 hereof;

     "Rules" shall mean the Premerger Notification Rules to the HSR Act;

     "Sales Orders" shall mean all the Seller's sales orders, contracts or other commitments to purchasers of its goods and services;

     "Schedules" shall mean any of the Schedules delivered pursuant to the provisions of this Agreement;

     "Seller Indemnitees" shall have the meaning set forth in Section 12.3 hereof;

     "Seller Losses" shall have the meaning set forth in Section 12.3 hereof;

     "Seller's Arbitrator" shall have the meaning set forth in Section 12.8(d) hereof;

     "Seller's Event of Breach" shall have the meaning set forth in Section 12.1 hereof;

     "Seller" shall have the meaning set forth in the Preamble hereto;

     "Software" shall have the meaning set forth in Section 5.12(h) hereof;

     "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes;

     "Taxes" shall mean all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not;

     "Termination Date" shall have the meaning set forth in Section 15.1 hereof;

     "Trade Accounts Payable" shall mean all accounts and notes payable of the Seller that relate to services rendered to or for the benefit of the Seller and/or products purchased by the Seller in the Ordinary Course of Business before the Closing Date, provided that the foregoing would be properly recorded as accounts or notes payable on a balance sheet prepared in accordance with GAAP;

     "Transaction Documents" shall mean this Agreement, the exhibits and schedules hereto, the Escrow Agreement, the Employment Agreements, the Noncompetition Agreements and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

     "Transferred Employees" shall have the meaning set forth in Section 10.1 hereof.

                                  Article II.

                  PURCHASE AND SALE OF THE PURCHASED PROPERTY.
                  --------------------------------------------

     Section 2.1. Transfer of Assets.

     (a) Subject to the terms and conditions herein set forth, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of any Lien (but expressly subject to the terms and conditions of all existing leases and/or licenses of personal and intellectual property by the Seller), and the Buyer shall purchase and accept from the Seller, on the Closing Date, all right, title and interest of the Seller and its Affiliates in and to all of the Seller's assets, properties, rights and business, tangible and intangible, of every type and description, wherever located, as they exist or shall exist on the Closing Date (all of such assets, properties, rights and business being hereinafter collectively referred to as the "Purchased Property"), including without limitation:

     (i) the Accounts Receivable, Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Inventory, Licenses, Real Property Leases and any prepaid expenses and other assets relating to the operations of the Seller on the Closing Date (including, without limitation, all such items as are set forth on the December Balance Sheet with additions thereto (net of dispositions) in the Ordinary Course of Business) and including all the tangible and intangible assets of the Seller used in the Business and related thereto;

     (ii) all databases, software, software programs, object codes, source codes, systems documentation and user manuals used in connection with the Business, and all proprietary information, trade secrets, research records, test information, market surveys, marketing know-how, inventions, processes and procedures owned or licensed to the Seller;

     (iii) all of the Seller's claims, refunds, causes of action, choses in action, rights of recovery and rights of setoff of any kind;

     (iv) the right to receive and retain the Seller's mail, Accounts Receivable payments and other communications;

     (v) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing Date;

     (vi) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers; and all books, ledgers, files and business records of every kind; whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise, but excluding any and all records of a personal nature, including electronic mail and further excluding all legally privileged memos, files, records and correspondence of the Seller or the Principal Shareholders;

     (vii) all advertising, marketing and promotional materials, studies, reports and all other printed or written materials;

     (viii) to the extent transferable, all telephone numbers (e.g., toll free numbers), fax numbers, Internet addresses, websites and similar numbers or addresses;

     (ix) the legal name "Transcender Corporation"; and

     (x) all other assets, properties, and rights of every kind owned by the Seller, on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

     (b) Notwithstanding anything herein to the contrary, the Purchased Property shall not include the following assets (the "Retained Assets"):

     (i) any cash and cash equivalent items, including without limitation, checking accounts, bank accounts, certificates of deposit, time deposits and securities of the Seller in existence on or prior to the Closing Date;

     (ii) any minute books, Tax Returns, or other corporate documents of the Seller;

     (iii) Tax refunds;

     (iv) any payments owed to the Seller by any of its employees; and

     (v) those items listed and set forth on Schedule 2.1(b)(v).

     Section 2.2. Sale at Closing Date.

     The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments, assumption agreements and other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for the Buyer and Seller.

     Section 2.3. Subsequent Documentation.

     The Seller shall, at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Buyer, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may be reasonably required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property. The Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Buyer or in the name of the Seller but for the benefit of the Buyer and at the expense of the Buyer (a) to collect for the account of the Buyer all Accounts Receivable and any other item of Purchased Property and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Property and to defend or compromise (subject to Article XII hereof, if applicable) any and all actions, suits or proceedings in respect of any of the Purchased Property. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     Section 2.4. Assumed Liabilities and Excluded Liabilities.

     (a) Assumption of Liabilities. As additional consideration for the Purchased Property, from and after the Closing, the Buyer and the Parent shall assume and the Buyer and the Parent hereby agree to fully pay, perform and discharge as and when due (collectively, the "Assumed Liabilities"):

     (i) all Trade Accounts Payable;

     (ii) all of the Seller's obligations under the Real Property Leases and the Assigned Contracts;

     (iii) accrued expenses as of the Closing Date, to the extent set forth on the Closing Net Working Capital Statement;

     (iv) deferred revenue obligations as of the Closing Date, to the extent set forth on the Closing Net Working Capital Statement;

     (v) all obligations of the Seller under the Consulting and Non-Competition Agreements by and between the Seller and Ron M. Hudson and the Software Development Agreement by and between the Seller and Valery Bakhityarov;

     (vi) the Company's obligation to pay a $25,000 bonus to Valery Bakhityarov;

     (vii) all obligations of the Seller arising pursuant to the terms of all Contracts (including without limitation, the Materials Contracts) referred to in
Schedule 5.16 (other than liabilities relating to any breach or default of any such Contract prior to the Closing Date); and

     (viii) all obligations of the Buyer arising from and after the Closing
Date.

     (b) Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, the Seller shall be responsible for all of the liabilities and obligations not hereby expressly assumed by Buyer and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Seller except as specifically provided by this Section 2.4 (the "Excluded Liabilities"). Without limiting the generality of the foregoing, Buyer shall not assume any of the following:

     (i) any liability or obligation under Contracts or other agreements to which the Seller is a party or by or to which it or any of its assets, properties or rights are bound or subject which are not reflected on Schedule 5.16;

     (ii) any liability or obligation arising solely out of (i) the conduct of the Seller in connection with the operations of the Business prior to the Closing Date (except as expressly provided for in Section 2.4), or (ii) the employment by the Seller of any employees, whether before or after the Closing Date and whether or not such employees become Transferred Employees, other than as provided for in Article X, or (iii) the retention by the Seller of any agents or contractors, whether before or after the Closing Date;

     (iii) any liability or obligation of the Seller owing to any stockholder, subsidiary or Affiliate thereof including, without limitation, any obligations arising out of or related to the transactions contemplated hereby;

     (iv) any liabilities related to (i) income Taxes of the Seller or the Principal Shareholders, (ii) all other Taxes attributable to the Seller for periods ending on or prior to the Closing Date including, but not limited to, sales and use Taxes of any state, (iii) Taxes attributable to the transfer of the Purchased Property pursuant to this Agreement, and (iv) Taxes of any other Person (except the Buyer, its officers, directors, employees, representatives or Affiliates) pursuant to an agreement or otherwise;

     (v) any liabilities arising under Environmental Laws attributable to or incurred as a result of any acts, omissions, or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, liabilities for the release, handling, discharge treatment, storage, disposal, or presence of Hazardous Materials; and

     (vi) any liability or obligation of the Seller under any Plan, except as set forth on Schedule 2.4(b)(ii).

                                  Article III.

                                 PURCHASE PRICE.
                                 ---------------

     Section 3.1. Purchase Price.

     Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein, the purchase price for the sale and transfer of the Purchased Property (the "Purchase Price") to be delivered at Closing by the Buyer to the Seller shall consist of the sum of (i) Fifty Five Million Dollars ($55,000,000) in cash (the "Cash Purchase Price"), which is subject to adjustment as provided in Section 3.3 hereof; (ii) Five Million Dollars ($5,000,000) to be placed in escrow (the "Escrow Amount"); and (iii) the assumption by the Buyer of the Assumed Liabilities.

     Section 3.2. Payment of Purchase Price.

     On the Closing Date, the Buyer shall (i) pay the Cash Purchase Price by wire transfer of immediately available funds to the account of the Seller at Bank of America, 3401 West End Avenue, Nashville, TN 37203, Account No. 000112604152, Routing No. 064000020, (ii) deposit the Escrow Amount in an Escrow Fund pursuant to an Escrow Agreement substantially in the form of Exhibit A attached hereto (the "Escrow Agreement") between the Seller, the Buyer and State Street Bank & Trust Co. as Escrow Agent, and (iii) execute and deliver to the Seller an instrument of assumption of liabilities with respect to the Assumed Liabilities in form reasonably acceptable to the Seller's counsel.

     Section 3.3. Post-Closing Adjustment to Purchase Price.

     The Cash Purchase Price shall be subject to adjustment as follows:

     (a) Closing Date Adjustment. At the Closing, the Purchase Price will be adjusted on a dollar for dollar basis as set forth in this Section 3.3. Not more than ten (10) Business Days, but in no event less than three (3) Business Days, before the Closing Date, the Seller shall, in good faith, prepare an estimated statement of Net Working Capital as of the open of business on the Closing Date consistent with the Seller's past practices, using the Seller's then available financial information (the "Estimated Net Working Capital Statement") as of such date. If the estimated Net Working Capital is $2,000,000 or less, the Buyer shall accept the Estimated Net Working Capital Statement for purposes of adjusting the Cash Purchase Price pursuant to this Section 3.3(a). If the estimated Net Working Capital is greater than $2,000,000, the Buyer shall, not later than three (3) calendar days after receipt of the Estimated Closing Net Working Capital Statement, provide the Seller with a list of those items, if any, to which the Buyer takes exception and the Buyer's proposed adjustments (the "Buyer's Adjustments"). If the Buyer fails to deliver the Buyer's Adjustments within three (3) calendar days following receipt of the Estimated Net Working Capital Statement, the Buyer shall be deemed to have accepted the Estimated Net Working Capital Statement. If the Seller does not give the Buyer notice of objections within one (1) calendar day following receipt of the Buyer's Adjustments, the Seller shall be deemed to have accepted the Buyer's Adjustments for purposes of determining the Estimated Net Working Capital Statement. If the Seller gives the Buyer notice of objections to the Buyer's Adjustments, and if the Buyer and the Seller are unable, within one (1) calendar day after receipt by the Buyer of the notice by the Seller of objections to resolve the disputed exceptions, the Estimated Net Working Capital shall be deemed equal to the average of the Seller's and the Buyer's good faith determination thereof. If the Estimated Net Working Capital is less than Zero Dollars ($0), the Purchase Price shall be decreased on a dollar for dollar basis by the amount of such deficiency (the "Estimated Deficiency"). If the Estimated Net Working Capital is greater than Zero Dollars ($0), the Purchase Price shall be increased on a dollar for dollar basis by the amount of such surplus (the "Estimated Surplus").

     (b) Post-Closing Determination. Within thirty (30) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement setting forth the

Net Working Capital as of the open of business on the Closing Date (the "Closing Net Working Capital Statement"). During the period of any dispute with respect to the application of this Section 3.3, the Buyer shall provide the Seller full access to the books, records, facilities and employees of the Business, and shall cooperate with the Seller to the extent reasonably requested by the Seller to investigate the basis for such dispute. Not later than thirty (30) calendar days after receipt of the Closing Net Working Capital Statement, the Seller shall provide the Buyer with a list of those items, if any, to which the Seller takes exception and the Seller's proposed adjustment (the "Proposed Adjustments"). If the Seller fails to deliver to the Buyer the Proposed Adjustments within thirty (30) calendar days following receipt of the Closing Net Working Capital Statement, the Seller shall be deemed to have accepted the Closing Net Working Capital Statement for the purposes of any Purchase Price adjustment under Section 3.3(c) hereof. If the Buyer does not give the Seller notice of objections within thirty (30) calendar days following receipt of the Proposed Adjustments, the Buyer shall be deemed to have accepted the Proposed Adjustments for the purposes of any Purchase Price adjustment under Section 3.3(c) hereof. If the Buyer gives the Seller notice of objections to the Proposed Adjustments, and if the Buyer and the Seller are unable, within fifteen
(15) calendar days after receipt by the Seller of the notice by the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions, together with a written summary of the present dispute and a good faith proposal as to what the final determination should be, will be referred to a nationally recognized firm of independent certified public accountants mutually acceptable to the Buyer and the Seller ("Independent Accounting Firm") within thirty (30) days thereafter. The Independent Accounting Firm shall, within sixty (60) days following its selection, deliver to the Buyer and the Seller a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Purchase Price adjustment under Section 3.3(c) hereof. To the extent appropriate, the determinations of the Independent Accounting Firm shall be made and articulated in accordance with GAAP consistently applied with the Seller's past practices. The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Buyer and the Seller.

     (c) Purchase Price Adjustment. Within three (3) calendar days following the preparation or computation and final determination, pursuant to Section 3.3(b) hereof, of the Closing Net Working Capital, and based upon such final determination:

     (i) if the Closing Net Working Capital is less than Zero Dollars ($0) (the "Actual Deficiency"), the Seller shall pay to the Buyer by wire transfer of immediately available funds an amount equal to the Actual Deficiency; provided, however, that the Seller's obligation to pay the Actual Deficiency shall be reduced by the amount of the Estimated Deficiency or increased by the amount of the Estimated Surplus; and provided further, that if the Estimated Deficiency is greater than the amount of the Actual Deficiency, the Buyer shall pay to the Seller by wire transfer of immediately available funds an amount equal to the difference between the Estimated Deficiency and the Actual Deficiency; and

     (ii) if the Closing Net Working Capital exceeds Zero Dollars ($0) (the "Actual Surplus"), the Buyer shall pay to the Seller by wire transfer of immediately available funds an amount equal to the Actual Surplus; provided, however, that the Buyer's obligation to pay the Actual Surplus shall be reduced by the amount of the Estimated Surplus or increased by the amount of the Estimated Deficiency; provided, further, that if the

Estimated Surplus is greater than the Actual Surplus, the Seller shall pay to the Buyer an amount equal to the difference between the Estimated Surplus and the Actual Surplus. Any such payment shall be made by wire transfer of immediately available funds.

                                  Article IV.

                                    CLOSING.
                                    --------

     The closing of the sale and purchase of the Purchased Property (the "Closing") shall take place at the offices of Transcender Corporation at 621 Mainstream Drive, Suite 270, Nashville, Tennessee 37228 at 10:00 a.m. on November 6, 2000, or at such other place and time as may be mutually agreed to by the parties hereto (the "Closing Date").

                                   Article V.

  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PRINCIPAL SHAREHOLDERS.
  ----------------------------------------------------------------------------

     As of the date hereof and as of the Closing Date, the Seller and the Principal Shareholders hereby severally represent and warrant to the Buyer as follows:

     Section 5.1. Corporate Organization.

     The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Copies of the corporate Charter and By-laws of the Seller, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

     Section 5.2. Qualification to Do Business.

     The Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.2 sets forth all jurisdictions in which the Seller is qualified to do business.

     Section 5.3. Authorization and Validity of Agreement.

     The Seller has all requisite corporate power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of Transaction Documents to which the Seller is a party and the performance of the Seller's obligations thereunder have been duly authorized by all necessary corporate action by the Board of Directors and stockholders of the Seller, and no other corporate proceedings on the part of the Seller is necessary to authorize such execution, delivery and performance. The Transaction Documents to which the Seller is a party have been duly executed by the Seller and constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

     Section 5.4. No Conflict or Violation.

     The execution, delivery and performance by the Seller of the Transaction Documents to which the Seller is a party do not and will not (i) violate or conflict with any provision of the corporate Charter or By-laws (or equivalent documents) of the Seller, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority applicable to the Seller, (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party or by which it is bound or to which its properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the Purchased Property, or (v) result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, Permits, authorizations or approvals referred to in Section 5.13 or
Section 5.14 hereof, except in the cases of clauses (iii), (iv) and (v) for such matters as would not individually or in the aggregate have a Material Adverse Effect and except as otherwise disclosed in the Schedules.

     Section 5.5. Consents and Approvals.

     Schedule 5.5 sets forth a true and complete list of the consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of the Transaction Documents by the Seller or the performance by the Seller of its obligations of any Person, except (i) as may be necessary to transfer any Permits or (ii) such consents, approvals and filings, the failure to obtain or make would not individually or in the aggregate have a Materially Adverse Effect if not received or taken by the Closing Date (collectively the "Required Consents"). The execution, delivery and performance of the Transaction Documents on behalf of the Seller do not require the consent, waiver, authorizations or approvals of any Person except for the Required Consents.

     Section 5.6. Financial Statements.

     Except with respect to the royalty payments from Thomson d/b/a Course Technology in 1999 for activities in 1998 for the aggregate amount of $127,436.09, and except as set forth in Schedule 5.6, the audited balance sheets of the Seller as of December 31, 1999 (the "December Balance Sheet") and December 31, 1998 and the unaudited balance sheet of the Company as of July 31, 2000 (which, in the case of the unaudited balance sheet, is subject to normal year-end adjustments which are not material) fairly present the financial position of the Seller as of the dates thereof and each were prepared in accordance with GAAP, and the related statements of income, retained earnings and changes in cash flows for the fiscal periods ended on such dates fairly present the results of operations and changes in cash flows of the Seller for the respective periods indicated and each were prepared in accordance with GAAP (collectively, the "Financial Statements"). The Financial Statements including the schedules and notes thereto

(a) were prepared from and in accordance with the books and records of the Seller in accordance with GAAP consistently applied (except as indicated in the notes thereto), (b) present fairly the financial condition of the Seller as of such date, (c) are complete and correct in all material respects and in accordance with the books of account and records of the Seller, (d) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for federal income tax purposes and (e) reflect accurately all accrued costs and expenses of the Seller in all material respects.

     Section 5.7. Absence of Certain Changes or Events.

     (a) Except as set forth in Schedule 5.7, since December 31, 1999, there has not been:

     (i) any material adverse change in the business, operations, properties, assets, condition (financial or other) or prospects of the Seller, or any event that has had or is reasonably likely to have a Material Adverse Effect, and no factor or condition exists in the Business and no event has occurred in the Business that would be likely to result in any such change, except for matters that occur and affect the industry in which the Seller operates generally or for events that affect general market conditions;

     (ii) any material loss, damage, destruction or other casualty to the Purchased Property (whether or not insurance awards have been received or guaranteed); or

     (iii) any material change in any method of accounting or accounting practice of the Seller.

     (b) Since December 31, 1999, the Seller has operated the Business in the Ordinary Course of Business and, except as set forth in Schedule 5.7 hereto, has not:

     (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Seller except in the Ordinary Course of Business;

     (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business when due, other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the Ordinary Course of Business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property;

     (iii) mortgaged, pledged or subjected to any Lien any of the Purchased Property, except for mechanics' liens and Liens for taxes, in each case, not yet due and payable and Liens arising in the Ordinary Course of Business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property;

     (iv) sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the Ordinary Course of Business consistent with past practice;

     (v) disposed of any patents, trademarks or copyrights or any patent, trademark, or copyright applications used in the operations of the Business;

     (vi) defaulted on any material obligation relating to the operations of the Business;

     (vii) entered into any transaction material to the Business or relating to the Business, except in the Ordinary Course of Business;

     (viii) written down the value of any Inventory or written off as uncollectible any Accounts Receivable specifically relating to the Business or any portion thereof not reflected in the December Balance Sheet except in the Ordinary Course of Business;

     (ix) granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practices not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

     (x) made any single capital expenditure in excess of $15,000;

     (xi) made any additions to property, plant and equipment used in the operations of the Seller other than in the Ordinary Course of Business and other than ordinary repairs and maintenance;

     (xii) laid off or otherwise terminated any employees;

     (xiii) incurred any obligation or liability for the payment of severance benefits in excess of $2,000 on an individual basis or $10,000 in the aggregate; or

     (xiv) entered into any agreement or made any commitment to do any of the foregoing.

     Section 5.8. Tax Matters.

     Except as set forth in Schedule 5.8, (i) the Seller has withheld and paid when due all Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party, (ii) none of the Purchased Property is subject to any Lien that arose in connection with any failure or alleged failure to pay any Tax, and (iii) none of the Purchased Property is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     Section 5.9. Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 5.9, the Seller has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the December Balance Sheet other than liabilities as shall have been incurred or accrued in the Ordinary Course of Business since December 31, 1999 or which individually or in the aggregate could have a Material Adverse Effect. Except as shown in the December Balance Sheet or on Schedule 5.9, the Seller is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the Ordinary Course of Business in connection with the deposit, in banks or other financial institutions, of items for collection. This Section 5.9 is qualified by the qualifications as to Knowledge contained in Article V.

     Section 5.10. Real Property.

     (a) Owned Real Property. The Seller does not own any real property.

     (b) Lease Obligations. Schedule 5.10(b) contains a list of all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments thereto (the "Real Property Leases"), with respect to (i) all real property leased by the Seller (whether as lessor or lessee and including those in the names of nominees or other entities) and used or occupied in connection with the Business (the "Leased Property"), and (ii) all real property leased or subleased by the Seller, as lessor or sublessor, to third parties. Except as identified on Schedule 5.10(b) true, complete and accurate copies of the Real Property Leases have been delivered to the Buyer, and each of such Real Property Leases is in full force and effect without modification or amendment from the form delivered. No option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding Real Property Lease. Except as identified on Schedule 5.10(b), the transfer of the Real Property Leases to the Buyer does not require the consent or approval of the other party to the Real Property Lease. Neither the Seller nor, to Seller's Knowledge, any of the other parties to the Real Property Leases, is in material default under any of the Real Property Leases, and no material amount due under the Real Property Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Real Property Leases, and no event has occurred which with the passage of time or giving of notice, or both would constitute a material default thereunder.

     (c) Restrictive Covenants. The covenants, easements or rights-of-way affecting the Leased Property do not with respect to each Leased Property materially impair the Seller's ability to use any such Leased Property in the operation of the Business as presently conducted. The Seller has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Leased Property, except as would not materially impair the Seller's ability to use any such Leased Property in the operation of the Business as presently conducted.

     (d) Insurance Notices. Except as set forth in Schedule 5.10(d), the Seller has received no notice from any insurance carrier regarding defects or inadequacies in the Leased Property, which, if not corrected, would result in termination of the insurance coverage therefore or an increase in the cost thereof.

     Section 5.11. Equipment and Machinery.

     Schedule 5.11 sets forth a complete and correct listing in all material respects of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $5,000. Except as set forth in Schedule 5.11, the Seller has good title, free and clear of all title defects, objections and Liens to the Equipment and Machinery owned by it, except for sales and dispositions in the Ordinary Course of Business. None of the title defects, objections or Liens (if any) listed in Schedule 5.11 materially adversely affects the value of any of the items of Equipment and Machinery or substantially interferes with its use in the conduct of the Business. Except as set forth in Schedule 5.11, the Seller holds good and transferable leaseholds in all of the Equipment and Machinery leased by it, in each case to the Seller's Knowledge, under valid and enforceable leases. The Seller is not in default with respect to any item of Equipment and Machinery leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof.

     Section 5.12. Intellectual Property.

     (a) "Intellectual Property" shall mean all of the following that are owned or used in the operations of the Business or relate to the Purchased Property:
(i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, including without limitation, the trade names Transcender, TranscenderCert and TranscenderFlash; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing;
(vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing. The Seller owns all right, title and interest in and to, or has a valid and enforceable license to use all the Intellectual Property used in connection with the Business, which represents all intellectual property rights reasonably necessary to the conduct of the Business as now conducted and presently contemplated. The Seller is in material compliance with contractual obligations relating to the protection of such of the Intellectual Property as it uses pursuant to license or other agreement. The conduct of the Business as currently conducted or presently contemplated does not conflict with or infringe any proprietary right of any third party which could result in a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Seller, threatened against the
Seller: (i) alleging any such conflict or infringement with any third party's proprietary rights; or (ii) challenging the Seller's ownership or use of, or the validity or enforceability of any Intellectual Property, except for any such claims that individually, or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect.

     (b) Schedule 5.12(b) sets forth a complete and current list of registrations/patents or applications pertaining to the Intellectual Property ("Listed Intellectual Property") and the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as described in Schedule 5.12(b), all Listed Intellectual Property is owned by the Seller, free and clear of security interests, liens, encumbrances or claims of any nature. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as listed in Schedule 5.12(b), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

     (c) Except as disclosed on Schedule 5.12(c) and except in the Ordinary Course of Business, neither the Seller nor any Affiliate of it has licensed to any third party any right to use or exploit any of the Intellectual Property in any jurisdiction. All rights of a material nature in any of the Intellectual Property granted to third parties are or have been set forth in written and executed contracts that, to the Knowledge of the Seller, have not been breached by said third parties.

     (d) Except as reflected on Schedule 5.12(c) and Schedule 5.12(i), Schedule 5.12(d) sets forth a complete list of all agreements relating (i) to the Intellectual Property (other than those arising in the Ordinary Course of Business); and (ii) to the right of the Seller to use the proprietary rights of any third party which are material to the operations of the Seller, (collectively, the "Licenses"). Except as set forth in the agreements listed on
Schedule 5.12(d), the Seller is not under any obligation to pay royalties or other payments in connection with any Licenses, nor restricted from assigning their rights respecting Intellectual Property nor will the Seller otherwise be, as a result of the execution and delivery of this Agreement or the performance of the Seller's obligations under this Agreement, in breach of any Licenses.

     (e) No present or former employee, officer or director of the Seller, or agent or outside contractor of the Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

     (f) To the Seller's Knowledge and except as set forth on Schedule 5.12(f)
(i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Seller for the benefit of any Person other than the Seller; and (ii) no employee, independent contractor or agent of the Seller has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Seller.

     (g) To the Seller's Knowledge, the Seller's transmission, reproduction, use, display or modification (including framing and linking Web site content) or other practices do not infringe or violate any proprietary or other right of any other Person and, to the Seller's Knowledge, no claim relating to such infringement or violation is threatened or pending.

     (h) The Seller will not use, seek to register, register or authorize others to use, seek to register or register the Intellectual Property or any other intellectual property substantially or confusingly similar thereto anywhere in the world and will not challenge Buyer's right to use, seek to register or register the intellectual property anywhere in the world.

     (i) Except as set forth in Schedule 5.12(i) the Seller owns or has the right to use, disclose and transfer, without the consent of any third party, all computer software, code, software systems, databases and other information systems which are material and necessary to the Seller's operations (collectively, "Software") including (i) all Software which is owned by the Seller ("Proprietary Software") and (ii) all Software which is not owned by the Seller other than non-customized "off the shelf" software ("Licensed Software"), which represents all Software necessary to the conduct of the Business as now conducted and presently contemplated. Except as reflected on Schedule 5.12(c) and 5.12(d), Schedule 5.12(i) sets forth a complete list of all licenses and support agreements (including date and vendor) for all Licensed Software. The Seller owns all right, title and interest in and to the Proprietary Software and related documentation free and clear of security interests, liens, encumbrances or claims of any nature, and has the right to use the Proprietary Software without infringing the rights of any other persons or entities. Except as set forth on Schedule 5.12(c), 5.12(d) and 5.12(i), the Seller has not committed any acts, nor omitted to take any acts, which would cause a forfeiture or abandonment of any material rights in the Proprietary Software or would cause the Proprietary Software to enter into the public domain.

     Section 5.13. Licenses, Permits and Governmental Approvals.

     Schedule 5.13 sets forth a true and complete list (including the expiration date of each such Permit) of all material licenses, permits, franchises, authorizations and approvals issued or granted to the Seller that are necessary for the Seller's operations by the Government, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Permits"), and all pending applications therefore. Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Seller's Knowledge, threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect. The Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Seller in the manner now conducted by the Seller, and none of the operations of the Seller are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted the result of which would have a Material Adverse Effect.

     Section 5.14. Compliance with Law; Licenses.

     Except as set forth in Schedule 5.14, the operations of the Seller have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller and its assets, properties and operations, except for any such violation or non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 5.14, the Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, and the Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of its assets, properties or operations.

     Section 5.15. Litigation.

     Except as set forth in Schedule 5.15, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of its officers or directors, or its employees, agents or Affiliates involving, affecting or relating to the Business, the Purchased Property, the Plans or the transactions contemplated by the Transaction Documents. Schedule 5.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might adversely affect the Business or the Purchased Property, or that would or might interfere with the transactions contemplated by the Transaction Documents.

     Section 5.16. Contracts.

     (a) Other than this Agreement or as described on Schedule 5.16, the Seller is not a party to any written or oral:

     (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation (other than any payroll practices and leave policies as described in the Seller's employee handbooks) to employees or any other employee benefit, welfare or stock plan or arrangement, or severance agreement which is not listed on the Schedule 5.16, or any contract with any labor union;

     (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis involving consideration in excess of $25,000;

     (iii) contract pursuant to which the Seller has advanced or loaned funds in excess of $25,000 or agreed to advance or loan funds in excess of $25,000, to any other Person;

     (iv) contract or indenture relating to any indebtedness in excess of $25,000 or the mortgaging, pledging or otherwise placing a Lien on any of the Purchased Property that secures any indebtedness in excess of $25,000;

     (v) contract pursuant to which the Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by the Seller or of which the Seller is a lessee involving consideration in excess of $25,000;

     (vi) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the Ordinary Course of Business and in accordance with the Seller's past practice which both (A) does not require delivery after the date which is six months after the Closing Date and (B) does not involve a sale price of more than $25,000;

     (vii) contract prohibiting the Seller from freely engaging in any business anywhere in the world;

     (viii) independent sales representative or distributorship agreement with respect to the Business involving consideration in excess of $25,000;

     (ix) contract with a customer or supplier, whether or not in writing, relating to changes in prices or allowances that are greater than $25,000; or

     (x) any other contract which is material to the Seller or involves consideration in excess of $25,000.

     (b) With respect to each contract that is listed on Schedule 5.16 (the "Material Contracts"), that is a lease of personal property, the Seller holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on Schedule 5.16.

     (c) To the Seller's Knowledge, each Material Contract is valid, binding and enforceable in all material respects against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. The Seller has performed all obligations required to be performed by it to date in all material respects under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default except as set forth on Schedule 5.7. To the Seller's Knowledge, no other party to any Material Contract is in default in respect thereof, and to the Seller's Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all the Material Contracts.

     Section 5.17. Receivables.

     Except as set forth in Schedule 5.17, all notes and Accounts Receivable payable to or for the benefit of the Seller reflected on the December Balance Sheet, or acquired by the Seller after the date thereof and before the Closing Date have been collected or are (or will be) current and collectible in the Ordinary Course of Business in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried (or to be carried) on the books of the Seller, and are not subject to any counterclaims or set-offs.

     Section 5.18. Employee Plans.

     (a) Schedule 5.18 lists all of the Seller's health insurance plans, bonus plans that are in writing, 401(k) plans, vacation and sick leave policies and compensation plans applicable to a majority of the Seller's employees, directors or officers that are maintained or contributed to by the Seller for the benefit of any current or former employee who performed services for the Business (the "Plans"). The Seller has delivered to the Buyer complete and accurate copies of each of the Plans or a summary plan description thereof. The requirements of ERISA and the Code, as applicable, have been fulfilled in all material respects with respect to the Plans, including, without limitation, any legally mandated continuation of health care coverage with respect to any "group health plan" (as such term is defined in Section 607(1) of ERISA and Section 5000(b)(1) of the
Code) as may be required under Part 6 of Title I of ERISA or Section 4980B of the Code. All Plans (other than Multiemployer Plans) intended to meet the requirements for qualification and exemption from taxation under the Code have been determined to be so qualified and no event has occurred nor does any condition exist which would subject the Seller to any penalty, excise tax, or liability with respect to the Plans. Except as otherwise expressly provided herein, the Buyer assumes no liability or obligation with respect to, and receives no right or interest in, any of such Plans.

     (b) Except as set forth on Schedule 5.18, neither the Seller nor any member of the Seller's "controlled group" (within the meaning of Section 4971(e)(2)(B) of the Code) (hereinafter referred to as an "ERISA Affiliate") has, with respect to any "employee benefit plan," as that term is defined in Section 3(2) of ERISA, ever (i) failed to satisfy the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA (or the quarterly contribution requirements of Section 412(m) of the Code and Section 302(e) of ERISA), unless the liability with respect thereto has been discharged in full, (ii) terminated such a Plan which is subject to Title IV of ERISA, other than in a standard termination or (iii) effected either a "complete withdrawal" or a "partial withdrawal," as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any Multiemployer Plan.

     Section 5.19. Customers, Suppliers and Competitors.

     Schedule 5.19 sets forth a complete and correct list of (a) all customers whose purchases exceeded $10,000 during fiscal year 1999 and the period from January 1, 2000 through July 31, 2000, and (b) the ten (10) largest suppliers by dollar volume of the Seller and the aggregate dollar volume of purchases (broken down by principal categories) by the Seller from such suppliers for such periods. Except as set forth in Schedule 5.19, none of such customers or suppliers has or, to the Knowledge of the Seller, intends to terminate or change significantly its relationship with the Seller.

     Section 5.20. Insurance.

     Except as otherwise listed on Schedule 5.18, Schedule 5.20 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Business and the Purchased Property. The Seller has furnished a true, complete and accurate copy of all such policies and bonds to the Buyer. Except as set forth in Schedule 5.20, all such policies and bonds are in full force and effect, and to the Seller's Knowledge are underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by the Transaction Documents. The Seller shall maintain the coverage under all policies and bonds listed in Schedule 5.20 in full force and effect through the Closing Date. The Seller is not in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. There is no claim in excess of $25,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     Section 5.21. Transactions with Directors, Officers and Affiliates.

     Except as set forth on Schedule 5.21, Schedule 5.22 or Schedule 5.16, (a) since January 1, 1999, there have been no written or oral contracts between the Seller and any director, officer, stockholder or other Affiliate of the Seller with consideration or value in excess of $25,000 singly or in the aggregate with respect to any particular person, (b) during the past three years none of the officers or directors of the Seller, has been a director or officer of, or has had any direct or indirect interest in (other than the ownership of the capital stock of a publicly traded company in an amount not exceeding 5% of the issued and outstanding capital stock of such company), any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Seller or has competed with or been engaged in any business of the kind being conducted by the Business, and (c) no Affiliate of the Seller owns or has any rights in or to any of the assets, properties or rights used by the Seller in the Ordinary Course of its Business.

     Section 5.22. Labor Matters.

     (a) Except as set forth in Schedule 5.22 (i) the Seller is not a party to any outstanding employment or consulting agreements or change in control or other contracts with officers or employees of the Seller that are not terminable on less than thirty (30) days' notice without payment of compensation beyond what is owed for services performed through the date of termination, or that require the payment of any bonus or commission; (ii) the Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law); (iii) the Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business nor, within the last three years have there been any organizational activities with respect to the employees of the Business not covered by a collective bargaining agreement nor does any of the Seller know of any pending or threatened activities or proceedings of any labor union to organize any such employees. The Seller has furnished to the Buyer complete and correct copies of all such agreements and all agreements set forth on Schedule 5.22 ("Employment and Labor Agreements"). The Seller has not breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement, and there are no grievances outstanding thereunder.

     (b) Except as set forth in Schedule 5.22 (i) the Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment except for any such breach, default or non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") or, to the Seller's Knowledge, threatened, against the Seller brought by or on behalf of the Seller's current or former employees or any current or former collective bargaining unit representing any current or former employees of the Seller;
(iii) there is no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of the Seller, threatened against or affecting the Business, and the Seller has not experienced any strike, slow down or work stoppage, lockout or other collective labor action; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Business; (v) there are no charges with respect to or relating to the Seller or the Business pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices and (vi) the Seller has not received any notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Seller and no such investigation is in progress.

     (c) All employees of the Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

     Section 5.23. Environmental Matters.

     The Seller has obtained, maintained in effect and is in compliance with all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to health, safety or to the protection of the environment ("Environmental Laws") and is and to the Seller's Knowledge has in the past been in compliance with all Environmental Laws. To the Seller's Knowledge, the Seller has not performed or failed to perform any act or omission which act or omission could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. or any other Environmental Laws, nor has the Seller received notice of any such liability or any claim therefore or submitted notice pursuant to Section 103 of such Act or any analogous state or local statute, rule or regulation to any governmental agency with respect to any of its assets. To the Seller's Knowledge, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law, "Hazardous Materials") has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Purchased Property or any surface waters or groundwaters thereon or thereunder that could have a Material Adverse Effect. The Seller does not own or operate, and has never owned or operated, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the

Resource Conservation and Recovery Act, 42 U.S.C. ss. 6991 et seq., or a surface impoundment, lagoon, landfill, PCB containing electrical equipment, or asbestos containing materials.

     Section 5.24. HSR Act Filing.

     Immediately prior to the Closing, (i) Pandey is the "ultimate parent entity" of the Seller, as such term is defined under the Rules; (ii) Pandey has not derived revenues in any manufacturing industry in the 1999 calendar year; and (iii) Pandey will hold less than $10 million in total assets, as determined in accordance with Section 801.11 of the Rules.

     Section 5.25. Accuracy of Information.

     None of the representations, warranties or statements of the Seller or the Principal Shareholders contained in the Transaction Documents, or in the exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

     Section 5.26. Survival.

     Each of the representations and warranties set forth in this Article V shall be deemed represented and made by the Seller and the Principal Shareholders at the Closing as if made at such time and shall survive the Closing notwithstanding any investigation on the part of the Buyer (except for information disclosed on the Schedules) for a period terminating on the 18 month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 5.8 and 5.23 and Article XI hereof shall terminate upon the expiration of any applicable statute of limitations with respect thereof.

                                  Article VI.

          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS.
          -------------------------------------------------------------

     As of the date hereof and as of the Closing Date, each Principal Shareholder hereby severally represents and warrants to the Buyer as follows:

     Section 6.1. Authorization and Validity of Agreement.

     Each Principal Shareholder has all requisite power and authority to enter into the Transaction Documents to which he is a party and to carry out his obligations thereunder. The Transaction Documents have been duly executed by each Principal Shareholder to which he is a party and constitute his valid and binding obligations, enforceable against him in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

     Section 6.2. No Conflict or Violation.

     The execution, delivery and performance by each Principal Shareholder of the Transaction Documents to which he is a party do not and will not (i) violate or conflict with any provision of the corporate Charter or By-laws (or equivalent documents) of the Seller, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party or by which it is bound or to which its properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the Purchased Property, or (v) result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, Permits, authorizations or approvals referred to in Section 5.13 or Section 5.14 hereof, except in the cases of clauses (iii), (iv) and (v) for such matters as would not individually or in the aggregate have a Material Adverse Effect.

     Section 6.3. Consents and Approvals.

     Except for the Required Consents, no consent, waiver, authorization or approval of any Person is required in connection with the execution and delivery of the Transaction Documents by each Principal Shareholder or the performance by each Principal Shareholder of his obligations hereunder.

                                  Article VII.

           REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER.
          ------------------------------------------------------------

     As of the date hereof and as of the Closing Date, the Parent and the Buyer jointly and severally represent and warrant to the Seller and the Principal Shareholders as follows:

     Section 7.1. Corporate Organization.

     Each of the Parent and the Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Parent and the Buyer has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

     Section 7.2. Qualification to Do Business.

     Each of the Parent and the Buyer is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Parent's or the Buyer's ability to consummate the transactions contemplated by the Transaction Documents.

     Section 7.3. Authorization and Validity of Agreement.

     Each of the Parent and the Buyer has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Parent's and the Buyer's obligations thereunder have been duly authorized by Board of Directors of the Parent and by the sole member of the Buyer, and no other proceedings on the part of the Parent or the Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents has been duly executed by the Parent and the Buyer and constitutes each of their valid and binding obligations, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

     Section 7.4. No Conflict or Violation.

     The execution, delivery and performance by the Parent or the Buyer of the Transaction Documents do not and will not (i) violate or conflict with any provision of the Certificate of Formation or Limited Liability Company Operating Agreement of the Parent or the Buyer, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority or (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Parent or the Buyer is a party or by which either of them is bound or to which any of their properties or assets is subject, except in the case of clause or (iii) for such matters as would not individually or in the aggregate have a material adverse effect on the Parent's or the Buyer's ability to consummate the transactions contemplated by the Transaction Documents.

     Section 7.5. Consents and Approvals.

     Except (i) as set forth on Schedule 7.5 and (ii) such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Parent or the Buyer to consummate the transactions contemplated by the Transaction Documents, the execution, delivery and performance of the Transaction Documents on behalf of the Parent or the Buyer do not require the consent or approval of, or filing with, any government, governmental body or agency or other entity or Person.

     Section 7.6. Financing.

     Either the Parent or the Buyer has the funds (or has current and available commitments from creditworthy financial institutions to provide the funds) required to pay the Purchase Price and all other amounts owed by the Parent and the Buyer under this Agreement and to consummate the transactions contemplated hereby.

     Section 7.7. Compliance with Law; Licenses.

     Each of the Parent and the Buyer is in compliance with all laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Parent or the Buyer and any of their assets, properties and operations, the non-compliance of which would have a material adverse effect on the Parent's or the Buyer's ability to consummate the transactions contemplated by the Transaction Documents. Neither the Parent nor the Buyer has Knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect either of their ability to consummate the transactions contemplated by the Transaction Documents.

     Section 7.8. Litigation.

     There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of the Parent or the Buyer, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Parent or the Buyer or, to the Knowledge of the Parent or the Buyer, any of their officers, directors, employees, agents or Affiliates that would have a material adverse effect on the Parent's or the Buyer's ability to consummate the transactions contemplated by the Transaction Documents, nor is any basis known to the Parent or the Buyer or, to the Knowledge of the Parent or the Buyer, any of their directors or officers for any such action, suit, proceeding or investigation. Neither the Parent, the Buyer nor any of their properties or assets are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign that would have a material adverse effect on the Parent's or the Buyer's ability to consummate the transactions contemplated by the Transaction Documents.

     Section 7.9. Survival.

     Each of the representations and warranties set forth in this Article VII shall be deemed represented and made by the Parent and the Buyer at the Closing as if made at such time and shall survive the Closing notwithstanding any investigation on the part of the Seller or the Principal Shareholders for a period terminating on the 18 month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Article XI hereof terminate upon the expiration of any applicable statute of limitations with respect thereof.

                                 Article VIII.

                            COVENANTS OF THE SELLER.
                            ------------------------

     The Seller covenants as follows:

     Section 8.1. Conduct of Business Before the Closing Date.

     (a) Without the prior written consent of the Buyer and the Principal Shareholders, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

     (i) make any material change in the conduct of the Business or enter into any transaction other than in the Ordinary Course of Business, except that the Seller may use its available cash to pay bonuses to its employees and contractors at the Seller's sole discretion;

     (ii) make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the Ordinary Course of Business;

     (iii) subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the Ordinary Course of Business by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect or interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property;

     (iv) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the Ordinary Course of Business;

     (v) enter into any new (or amend any existing) Plan or employment, severance or consulting agreement, grant any bonuses or any general increase in the compensation of officers or employees (including any such increase pursuant to any Plan) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing disclosed contractual provisions;

     (vi) make or commit to make any capital expenditure in excess of $25,000;

     (vii) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates except in the Ordinary Course of Business;

     (viii) fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Business;

     (ix) take any other action that would knowingly cause any of the representations and warranties made by it in the Transaction Documents not to remain true and correct;

     (x) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write down the value of any inventory or write off as uncollectible any accounts receivable except in the Ordinary Course of Business;

     (xi) settle, release or forgive any claim or litigation or waive any right except in the Ordinary Course of Business;

     (xii) make, enter into, modify, amend in any material respect or terminate any Contract or expenditure with respect to the Business, where such Contract, bid or expenditure is for (A) a Contract entailing payments in excess of $25,000 or (B) a or Contract having a term in excess of ninety (90) days; or

     (xiii) commit to do any of the foregoing except in the Ordinary Course of Business.

     (b) From and after the date hereof and until the Closing Date, the Seller shall:

     (i) continue to maintain, in all material respects, the Purchased Property in accordance with present practice in a condition suitable for its current use;

     (ii) file, when due or required, federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and adequately reserved for;

     (iii) continue to conduct the Business in the Ordinary Course of Business;

     (iv) keep the books of account, records and files in the Ordinary Course of Business and in accordance with existing practice; and

     (v) continue to maintain existing business relationships with suppliers and customers other than relationships not economically beneficial to the Business.

     Section 8.2. Consents and Approvals.

     The Seller and the Principal Shareholders (i) shall, at the Seller's cost and expense, use their reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by it of the Transaction Documents, and (ii) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Seller that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

     Section 8.3. Access to Properties and Records.

     The Seller shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, full access at times mutually agreed upon between the parties from time to time throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article XV hereof) to all properties, books, contracts, commitments, Listed Employees and records of the Seller and, during such period, shall furnish promptly to the Buyer all other information concerning the Seller, its properties and its personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 8.3 shall qualify any representation or warranty of the Seller or the Principal Shareholders or the conditions to the obligations of the Buyer.

Section 8.4. Negotiations.

     From and after the date hereof and continuing until the Termination Date, neither the Seller, any Principal Shareholder, any Affiliate, nor any of their respective officers or directors nor anyone acting on behalf of the Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Buyer or its representatives or the Principal Shareholders) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Seller, the Business or any other transaction inconsistent with the transactions contemplated hereby. Each of the Seller and the Principal Shareholders shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

     Section 8.5. Further Assurances.

                  Upon the request of the Buyer and at the Buyer's expense, at any time after the Closing Date, the Seller shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer or its counsel may reasonably request to perfect title of the Buyer and its successors and assigns to the Purchased Property or otherwise to effectuate the purposes of the Transaction Documents.

     Section 8.6. Best Efforts.

     Upon the terms and subject to the conditions of this Agreement, the Seller and the Principal Shareholders will use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby and by the Escrow Agreement.

     Section 8.7. Covenant Not To Compete.

     (a) The Seller acknowledges that the agreements and covenants contained in this Section 8.7 are essential to protect the value of the Business being acquired by the Buyer. Therefore, the Seller agrees that for the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (such period is hereinafter referred to as the "Restricted Period"), the Seller shall not anywhere in the world participate or engage, directly or indirectly, for itself or on behalf of or in conjunction with any Person, whether as an employee, agent, officer, consultant, director, shareholder, partner, joint venturer, investor or otherwise, in any business that competes with the Business; provided, however, that the foregoing shall not prohibit the ownership by the Seller of equity securities of a public company in an amount not to exceed 5% of the issued and outstanding shares of such company; provided further that the foregoing shall not restrict or bind the Principal Shareholders in any respect.

     (b) The Seller agrees that a monetary remedy for a breach of the agreement set forth in Section 8.7(a) hereof will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary injunctive relief without the necessity of proving actual damages and to permanent injunctive relief if the Buyer is able to prove actual damages. In the event of such a breach, the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

     (c) If any provision of this Section 8.7 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Seller as so curtailed.

     Section 8.8. Notice of Breach.

     Through the Closing Date, the Seller shall promptly give the Buyer written notice with particularity upon having Knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

     Section 8.9. Bulk Sales Compliance.

     The Buyer hereby waives compliance by the Seller with any applicable laws in the State of Tennessee relating to bulk transfers in connection with the transactions contemplated hereby. The Seller shall indemnify the Buyer with respect to any failure to comply with such bulk transfer laws.

     Section 8.10. Assignment of Contracts and Warranties.

     At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all of its rights under the Contracts. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Seller, thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. The Seller shall (i) use its best efforts to obtain all necessary consents, (ii) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of rights) under any such Contracts, including enforcement for the benefit of the Buyer (and at the Buyer's expense) of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (iii) hold all monies paid thereunder in trust for the account of the Buyer and (iv) remit all such money without set-off of any kind whatsoever to the Buyer as promptly as possible.

     Section 8.11. Change of Name.

     As soon as practicable after the Closing Date, the Seller shall take all action necessary to change the corporation name of Transcender Corporation to a name that is not (and that is not confusingly similar to) Transcender Corporation, it being the intent of the parties hereto that from and after the Closing Date, the Buyer will have the sole and exclusive right as against the Seller and all other Persons to conduct business under such names and that the Buyer may commence doing so at time of the Closing.

     Section 8.12. Intellectual Property.

     The Seller shall not, and shall not permit any Person under its control, to alter, impair or transfer any Intellectual Property.

     Section 8.13. No Disparagement of John W. Rose.

     From and after the date hereof, the Seller shall refrain, and shall cause its officers and directors to refrain, from disparaging John W. Rose in any manner whatsoever. If the Seller becomes aware that any of its employees or agents is disparaging John W. Rose, the Seller shall instruct those employees or agents to cease disparaging John W. Rose and shall issue a corrective statement if necessary. The Seller shall take no action to intentionally harm Rose's business endeavors. The breach of this covenant shall entitle John W. Rose to equitable remedies, including injunctive relief, in addition to remedies at law for damages. The prevailing party in any action initiated under this Section
8.13 shall be entitled to attorney's fees.

     Section 8.14. Cooperation Regarding Financial Statements.

     (a) In connection with any filings to be made by the Buyer or its Affiliates with the Securities and Exchange Commission ("SEC") with respect to or as a result of the transactions contemplated by this Agreement, the Seller and each of Pandey, Harris & John W. Rose shall (i) use their commercially reasonable efforts to provide to the Buyer the financial and other information and documents pertaining to the Seller that the Buyer will be required by applicable SEC rules and regulations to include in its filings, (ii) use their commercially reasonable efforts to assist Ernst & Young LLP in delivering such consents and reports in connection therewith, (iii) use their commercially reasonable efforts to provide the Buyer and Ernst & Young LLP with access to the files and work papers prepared for the Seller in connection with its historical financial statements as the Buyer may reasonably request and (iv) generally use their commercially reasonable efforts to cooperate with the Buyer in connection with the foregoing.

     (b) Promptly following a request by the Buyer, Pandey, Harris and John W. Rose shall each execute a management representation letter to Ernst & Young LLP in connection with its audit of the Seller's financial statements, which letter shall be substantially in the form of Exhibit B hereto; provided that John W. Rose shall not be required to execute such a letter if Pandey refuses to execute a letter of substantially identical tenor for any reason other than his death or incapacity.

                                  Article IX.

                             COVENANTS OF THE BUYER.
                             -----------------------

     Section 9.1. Actions Before Closing Date.

     The Buyer shall not take any action which shall cause it to be in breach of any representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use its best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Buyer under this Agreement as soon as possible, but in no event later than the Closing Date.

     Section 9.2. Consents and Approvals.

     The Buyer shall use its reasonable best efforts to obtain all consents and approvals of third parties required to be obtained by the Buyer to effect the transactions contemplated by the Transaction Documents.

     Section 9.3. Further Assurances.

     Upon the request and at any time after the Closing Date, the Buyer shall execute and deliver such instruments and documents as the Seller or its counsel may reasonably request to consummate the transactions contemplated by the Transaction Documents.

     Section 9.4. Best Efforts.

     Upon the terms and subject to the conditions of this Agreement, the Buyer will use its reasonable best efforts to take, or cause to be taken, all action required of it, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to expeditiously perform its obligations under the Transactions Documents.

     Section 9.5. Notice of Breach.

     Through the Closing Date, the Buyer shall promptly give the Seller written notice with particularity upon having Knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement.

     Section 9.6. Employment of Miguel Jimenez.

     From and after the Closing Date and until the earlier of December 31, 2003 or the date when Miguel Jimenez ("Jimenez") receives permanent residency in the US, the Buyer agrees to use its best efforts to employ Jimenez as a technical recruiting and sales associate (or comparable position). The annualized salary payable to Jimenez shall not be less than $38,500 during the first twelve months following the start of his employment; $48,500 during the second twelve months of his employment, and $58,500 during the remainder of the employment term. If at any time the Buyer decides not to use the services of Jimenez in this capacity, Jimenez shall remain an employee of the Buyer but automatically become an independent consultant to Pandey and Pandey will pay Buyer for such consulting services on a monthly basis at a rate that is sufficient to reimburse the Buyer for the costs associated with employing Jimenez. If at any time Jimenez is deemed to act in a manner that is detrimental to the Buyer, as determined by the President of the Buyer, the Buyer may release Jimenez from employment and Pandey will be responsible for all costs associated with this
Section 9.6, including any liability and expense relative to Immigration and Naturalization Service and potential deportation. Notwithstanding the foregoing, the Buyer shall have no obligation to employ Jimenez if such employment violates any law, including any immigration or other similar law.

     Section 9.7. Employment of Sara Dodd.

     From and after the date of Closing, the Buyer agrees to use its best efforts to employ Sara Dodd ("Dodd") as an "at will" employee. The Buyer will allow Dodd to retain her current office so long as the Buyer maintains offices at 545 Mainstream Drive. If the Buyer ceases to maintain offices at 545 Mainstream Drive and relocates, then Dodd shall be afforded a private office of comparable size and quality at the new location. During the term of her employment with the Buyer, Dodd will be permitted to serve as an independent consultant and provide consulting services to and for the benefit of Pandey. The number of consulting hours provided to Pandey in any given week may be reduced from 40 hours per week by the mutual agreement of the Buyer and Pandey. Pandey will pay the Buyer for the consulting services at a rate sufficient to reimburse the Buyer for the pro-rata costs associated with employing Dodd, adjusted for the percentage of time that Dodd provides consulting services to Pandey. The Buyer shall invoice Pandey for such consulting services on a monthly basis.

     Section 9.8. "About Screen" Credits.

     For so long the Buyer continues to show individual credits in the About Screens of any TranscenderCert products and TranscenderFlash products, then the Buyer agrees that Pandey and Ron M. Hudson will appear as the first two authors in all TranscenderCert products, and that Pandey and Chuck Rohrer will appear as the first two authors in all TranscenderFlash products. In the event the Buyer altogether ceases to show credits for individuals/authors/contributors in the About Screen of such products, then the requirement to show Pandey, Ron M. Hudson and/or Chuck Rohrer shall also cease. Upon the Buyer's release of each new product title after the Closing, the Buyer agrees to supply Pandey with two
(2) complimentary copies of each such product title.

     Section 9.9. Access to Files and Records.

     Subject to the confidentiality provisions contained in the various Noncompetition Agreements between the Buyer and each Principal Shareholder and the Rose Noncompetition Agreement, during the Post-Closing Period, each of the Principal Shareholders shall be entitled, upon proper notice to the Buyer and at times agreed upon by the Buyer, to access (and to make copies thereof) all Files and Records (including without limitation, the Financial Statements), all of which the Buyer agrees to hereafter maintain, store and protect until the seventh year anniversary of the date hereof for the purposes of supplying information to, responding to, assessing, defending or otherwise dealing with (i) Taxes and/or the preparation and filing of personal and corporate Tax returns, (ii) any inquiries or audits of any nature from any governmental body or other third party, (iii) any claims for indemnity under the Agreement, (iv) any Proceedings, and (v) for any other purposes which might be necessitated by application or execution of the terms of this Agreement. At the end of the seven year period, the Buyer shall provide the Principal Shareholders with reasonable notice of its intention to destroy the Files and Records (including, without limitation, the Financial Statements) and, if any Principal Shareholder objects to the destruction of the Files and Records for any reasonable business purpose, the Buyer shall not destroy the Files and Records and shall either retain the Files and Records or deliver them to the objecting Principal Shareholder.

     Section 9.10. Access to Appropriate Personnel.

     During the Post-Closing Period, so long as M. Kevin Harris ("Harris") remains in the employ of the Buyer, the Principal Shareholders shall be afforded reasonable access to Harris (or his replacement or other appropriate Buyer employee) (without charge) upon proper notice to the Buyer and at the discretion of the Buyer for the purposes of preparing, calculating, supplying information to, responding to, assessing, determining, or otherwise dealing with post-closing adjustments to the Purchase Price, liquidating distributions of the Seller and any statements or reports related thereto.

     Section 9.11. Lease of Space to Aneel M. Pandey.

     From the Closing Date until December 31, 2003 (the "Lease Term"), the Buyer agrees to lease office space to Pandey, and Pandey agrees to pay rent to the Buyer in the amount of $1.00 per month for such space. The Buyer will allow Pandey to retain his current office so long as the Buyer maintains offices at 545 Mainstream Drive. If the Buyer ceases to maintain offices at 545 Mainstream Drive and relocates, then Pandey shall be afforded a private office of comparable size and quality at the new location for the Lease Term.

     Section 9.12. Assumed Liabilities.

     The Buyer agrees to assume and reaffirm the existing Software Development Agreement presently in place between the Seller and Valery Bakhityarov, and the Consulting and Non-Competition Agreement in place between the Seller and Ron M. Hudson, and such agreements shall be deemed "Assumed Liabilities" under the Agreement.

     Section 9.13. For Food Collection.

     The Buyer agrees that prior to the Closing, the Seller may convey to Pandey and/or Pandey may retain (without any charge) all right, title and ownership in and to those certain photographs and posters (and all intellectual property rights associated therewith) identified and commonly known as the "For Food Collection".

     Section 9.14. "Double-Helix" Trademark.

     The Buyer agrees that prior to the Closing, the Seller may convey to Pandey and/or Pandey may retain (without any charge) all right, title and ownership in and to that certain

U.S. trademark design registration no. 1840373, which mark consists of a double helix inside a transistor.

     Section 9.15. Purchase/Retention of Certain Items.

     The Buyer agrees that prior to Closing, the Seller may convey to Pandey and/or Pandey may retain all right, title and ownership in and to those items listed on Schedule 2.1(b)(v), and Pandey agrees to pay $39,000 to the Seller for each item as shown on such attachment.

     Section 9.16. Salary Increases.

     The Buyer shall increase by 5% the base salary of all Transferred Employees who do not have written employment contracts effective as of the beginning of the first pay period after the Closing.

                                   Article X.

                          EMPLOYEES AND EMPLOYEE PLANS.
                          -----------------------------

     Section 10.1. Offer of Employment.

     The Buyer shall offer to hire, effective as of the Closing Date, the individuals listed on Schedule 10.1 hereto ("Listed Employees"). The individuals who accept offers of employment from the Buyer and who are employed by the Buyer as of the Closing Date are hereafter referred to as the "Transferred Employees". Immediately after the Closing Date, the Transferred Employees shall be employed by the Buyer at the annual rate of pay such Transferred Employees were employed at by the Seller immediately prior to the Closing Date. Upon execution of this Agreement and except as provided for in Section 10.4 hereof, the Buyer shall continue to accrue (in accordance with the Seller's current practice) and pay all accrued bonuses to the Transferred Employees on December 15, 2000. Except as noted above or as set forth on Schedule 10.1, the Seller shall be responsible for all accrued and unpaid bonuses and commissions payable to the Transferred Employees and all other employees of the Seller attributable to employment with the Seller prior to the Closing Date, and the Buyer shall be responsible for all wages, Taxes, commissions, bonuses and other obligations payable to the Transferred Employees on or after the Closing Date.

     Section 10.2. Employee Benefits.

     (a) Effective on the Closing Date, each of the Transferred Employees who is not covered by a collective bargaining agreement shall participate in the employee benefit plans, programs and arrangements of the Buyer. As to each Transferred Employee, each of the Buyer's employee benefit plans, programs and arrangements shall recognize service with the Seller and its affiliates as service with the Buyer for eligibility and vesting purposes, but not for accrual of actual benefit purposes. Schedule 10.2 lists each Listed Employee, the amount of vacation each Listed Employee is entitled to in 2000 under the Seller's vacation policy and the amount of vacation accrued by each Listed Employee as of the Closing Date.

     (b) After the Closing, the Seller shall continue to be responsible for all, and the Buyer shall not assume or otherwise be responsible for any, of the Seller's liabilities and obligations to the Listed Employees who are not Transferred Employees, including without limitation any liability or obligation with respect to any wages, bonuses, commissions and vacation liabilities and other amounts payable to such Listed Employees and the Buyer agrees to promptly return and reimburse to the Seller all accruals for any Listed Employees who do not become Transferred Employees.

     Section 10.3. Discharge of Transferred Employee Benefits Obligations.

     (a) The Buyer shall discharge all liabilities and claims with respect to the Transferred Employees arising on or after the Closing Date, including but not limited to, any claims arising out of any employee benefit plan maintained by the Buyer and any workers' compensation claims. Except as otherwise described in Section 10.1, the Seller shall discharge all liabilities and claims with respect to the Transferred Employees arising prior to the Closing Date, including but not limited to, any claims arising out of any Employee Benefit Plan and any workers' compensation claims. For purposes of Section 10.3(a), claims shall be deemed to have arisen (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment; (ii) with respect to all hospital, medical, drug or dental claims, on the later of the date that the service or supply was purchased or received by the claimant as may be consistent with the terms of any applicable Employee Benefit Plan; and (iii) with respect to workers' compensation or disability claims, (A) which are single accident specific on the date of the occurrence, and (B) which are not single accident specific on the date a claim for benefits is made.

     (b) All liability for accrued but unpaid vacation of Transferred Employees as of the Closing Date shall be the responsibility of the Buyer to the extent reflected on Schedule 10.2(b).

     Section 10.4. Seller's 401(k) Plan.

     Prior to the Closing Date, the Seller shall fund all profit sharing contributions with respect to the Seller's 401(k) Plan (or any funds or trusts established thereunder or in connection therewith) attributable to any period ending on or before the Closing Date.

     Section 10.5. Rights.

     Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of the Seller or legal representatives thereof, any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, under or by reason of this Agreement.

                                  Article XI.

                                     TAXES.
                                     ------

     The parties hereto hereby covenant and agree as follows:

     Section 11.1. Allocation of Purchase Price and Purchase Price Allocation Forms.

     The Buyer and the Seller agree that they shall negotiate in good faith to enter into an agreement prior to the Closing Date concerning the allocation of the Purchase Price among the Purchased Property (the "Allocation Statement"). If the parties cannot agree on the Allocation Statement, the Seller and the Buyer shall prepare separate allocations, as the case may be and each shall provide to all other parties hereto, including the Principal Shareholders, copies of such allocations. The Buyer and the Seller further agree to act in accordance with the Allocation Statement, if any, in any Tax Returns or similar filings.

     If the Buyer and the Seller agree to the Allocation Statement, promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Closing Net Working Capital Statement but in no event later than January 31, 2001), the Buyer's Accountant shall prepare, in consultation with the Seller or the Seller's Accountant, those statements or forms (including Form 8594 if available) required by Section 1060 of the Code and the Treasury regulations promulgated thereunder with respect to the allocation of the Purchase Price. Such statements or forms shall be prepared consistently with the allocation of Purchase Price. Such statements or forms shall be filed by the parties on their respective federal income tax returns as required by Section 1060 of the Code and the Treasury regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

     Section 11.2. Indemnification Payments.

     Any indemnification payments made pursuant to Section 12.1 shall constitute a purchase price adjustment for Tax purposes.

     Section 11.3. Sales and Transfer Taxes.

     The Seller shall pay the cost of any transfer, stamp, sales, purchase, use, value added, excise or similar tax imposed under the laws of the United States or any political subdivision thereof which arises out of the transfer of the Purchased Property pursuant to this Agreement.

                                  Article XII.

                        INDEMNIFICATION AND ARBITRATION.
                        --------------------------------

     Section 12.1. Indemnification by the Seller and Principal Shareholders.

     Notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller and the Principal Shareholders shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and its directors, officers and employees (the "Buyer Indemnitees"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any actual damage, liability, loss, cost, expense (including all reasonable attorneys' fees and expenses of investigation incurred by the Buyer Indemnitees in any action or proceeding between the Seller or the Principal Shareholders and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise, but excluding consequential or incidental damages net of any tax benefits or insurance proceeds actually received), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Buyer Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any and all the Seller's Events of Breach. As used herein, "Seller's Event of Breach" shall be and mean any one or more of the following:

     (a) any untruth or inaccuracy in any representation of the Seller or the Principal Shareholders or the breach of any warranty of the Seller or the Principal Shareholders contained in the Transaction Documents (except as disclosed herein or in the Schedules);

     (b) any failure of the Seller or the Principal Shareholders duly to perform or observe any term, provision, covenant, agreement contained herein or in the Escrow Agreement on the part of the Seller or the Principal Shareholders to be performed or observed which is not cured by the Seller or the Principal Shareholders within thirty (30) days after receiving notice from the Buyer;

     (c) any claim or cause of action by any party against any Buyer Indemnitee relating to any claim of fraudulent conveyance or alleged fraudulent conveyance in connection with the transactions contemplated hereunder;

     (d) any claim or cause of action by any party against any Buyer Indemnitee with respect to the Excluded Liabilities or the Retained Assets,

provided, however, that the Seller and the Principal Shareholders shall have no obligation to make any payment under Section 12.1(a) hereof with respect to any representation or warranty (other than any representation or warranty relating to Taxes which shall not be subject to any deductible) unless and until all Buyer Indemnitees have suffered Buyer Losses by reason of all such claims that exceed $200,000, and then only for the amount by which all Buyer Losses exceed $200,000; provided, further that, the maximum liability of the Seller and the Principal Shareholders combined under this Section 12.1 shall be Ten Million Dollars ($10,000,000), except that in the event of proof of actual fraud, the Seller and the Principal Shareholders shall be liable for losses caused by such actual fraud without reference to the above monetary limitation on liability.

     (e) In all cases, in determining whether there has been a breach of a representation and warranty by a Seller or a Principal Shareholder, or in determining the amount of any Buyer Losses, such representations and warranties shall be read without regard to any "Material Adverse Effect" or any other materiality qualifier therein.

     (f) In the event that the Seller and the Principal Shareholders shall have an obligation to make any payment under Section 12.1 hereof, each Principal Shareholder shall be liable for his pro rata share of any such payment in accordance with his respective percentage of equity ownership of the Seller as set forth on Schedule 12.1 hereto (the "Pro Rata Percentages").

     Section 12.2. Procedures for Indemnification by the Seller.

     If with respect to a third party a Seller's Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Seller or a Principal Shareholder has become obligated to such Buyer Indemnitee pursuant to Section
12.1 hereof, or if any suit, action, investigation, claim or proceeding (a "Proceeding") is begun, made or instituted by a third party as a result of which the Seller or a Principal Shareholder may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice to the Seller and the Principal Shareholders. The Seller and the Principal Shareholders will be entitled to defend or compromise any such action, and the affected Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee's choice and shall in any event cooperate with and assist the Seller and the Principal Shareholders to the extent reasonably possible. After notice from the indemnifying party to the Buyer Indemnitee of the indemnifying party's election so to assume the defense thereof, the indemnifying party will not be liable to such Buyer Indemnitee for any legal or other expenses subsequently incurred by such Buyer Indemnitee in connection with the defense thereof. If the Seller and/or the Principal Shareholders fail timely to defend, contest or otherwise protect against such Proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Seller and the Principal Shareholders in accordance with their respective Pro Rata Percentages, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Proceeding, and the Seller and the Principal Shareholders shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Buyer. If the Seller or the Principal Shareholders assume the defense of any Proceeding the Buyer Indemnitee will have no liability with respect to any compromise or settlement of any claims effected without its consent unless the sole relief provided is monetary damages that are paid in full by the Seller or the Principal Shareholders.

     Section 12.3. Indemnification by the Buyer.

     Notwithstanding the Closing or the delivery of the Purchased Property, the Buyer shall indemnify and agree to fully defend, save and hold the Seller, the Principal Shareholders, any Affiliate of the Seller, and their directors, officers and employees (the "Seller Indemnitees"), harmless if any Seller Indemnitee shall at any time or from time to time suffer any actual damage, liability, loss, cost, expense (including all reasonable attorneys' fees and expenses of investigation incurred by the Seller Indemnitees in any action or proceeding between the Buyer and the Seller Indemnitees or between the Seller Indemnitees and any third party or otherwise, but excluding consequential or incidental damages net of any tax benefits or insurance proceeds actually received), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Seller Losses") arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all the Buyer Events of Breach. As used herein, "Buyer Events of Breach" shall be and mean any one or more of the following:

     (a) any untruth or inaccuracy in any representation of the Buyer or the breach of any warranty of the Buyer contained in the Transaction Documents giving effect to the Schedules;

     (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained herein or in the Escrow Agreement on the part of the Buyer to be performed or observed which is not cured by the Buyer within thirty (30) days after the Buyer's Knowledge of any such failure or within thirty (30) days after receiving notice from the Seller;

     (c) any claim or cause of action by any party arising after the Closing Date against any Seller Indemnitee with respect to the Assumed Liabilities,

provided, however, that the Buyer shall have no obligation to make any payment under Section 12.3(a) hereof with respect to any representation or warranty unless and until all Seller Indemnitees have suffered Seller Losses by reason of all such claims that exceed $200,000, and then only for the amount by which all Seller Losses exceed $200,000; provided, further that, the maximum liability of the Buyer pursuant to this Section 12.3 shall be Ten Million Dollars ($10,000,000), except that in the event of proof of actual fraud, the Buyer shall be liable for losses caused by such actual fraud without reference to the above monetary limitation on liability.

     (d) In all cases, in determining whether there has been a breach of a representation and warranty by the Buyer or in determining the amount of any Seller Losses, such representations and warranties shall be read without regard to any "material adverse effect" or any other materiality qualifier therein.

     Section 12.4. Procedures for Indemnification by the Buyer.

     If with respect to a third party a Buyer Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer has become obligated to such Seller Indemnitee pursuant to Section 12.3 hereof, or if any Proceeding is begun, made or instituted by a third party as a result of which the Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice to the Buyer. The Buyer will be entitled to defend or compromise any such action, and the affected Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Seller Indemnitee's choice and shall in any event cooperate with and assist the Buyer to the extent reasonably possible. After notice from the indemnifying party to the Seller Indemnitee of the indemnifying party's election so to assume the defense thereof, the indemnifying party will not be liable to such Seller Indemnitee for any legal or other expenses subsequently incurred by such Seller Indemnitee in connection with the defense thereof. If the Buyer fails timely to defend, contest or otherwise protect against such Proceeding, the Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Proceeding, and the Buyer shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Seller. If the Buyer assumes the defense of any Proceeding, the Seller Indemnitee will have no liability with respect to any compromise or settlement of any claims effected without its consent unless the sole relief provided is monetary damages that are paid in full by the Seller.

     Section 12.5. Survival.

     The representations and warranties given or made by the Seller, the Principal Shareholders, the Buyer or the Parent in the Transaction Documents or in any certificate or other writing furnished in connection herewith shall survive the Closing until the 18 month anniversary of the Closing Date and shall thereafter terminate and be of no further force or effect, except that the representations and warranties of the Seller contained in Section 5.8, Section
5.23 and Article XI hereof shall terminate upon the expiration of any applicable statute of limitations with respect thereof; provided, however, that so long as written notice of a claim for indemnification under Section 12.1(a) or Section 12.3(a) is given on or prior to the 18 month anniversary of the Closing Date (or the expiration of the applicable statute of limitation with respect to the representations and warranties contained in Section 5.8, Section 5.23 and
Article XI), such claim shall continue in effect until it is finally resolved pursuant to the terms hereof.

     Section 12.6. Exclusive Remedy.

     The parties hereby acknowledge and agree that the indemnification rights under this Article XII constitute the sole and exclusive remedy after the Closing for any party for any Buyer Losses or Seller Losses, except for claims relating to common law fraud or for injunctive relief.

     Section 12.7. Successors and Assigns.

     All of the rights and obligations of the Seller, the Principal Shareholders and the Buyer pursuant to this Article XII shall survive any sale, assignment or other transfer by the Buyer of title to or interest in any of the Purchased Property or any part thereof and shall apply to and bind each and every successor and assign of the Buyer to any of the Purchased Property.

     Section 12.8. Arbitration.

     (a) Prior to initiating the arbitration procedure set forth below, the Buyer and the Seller agree to negotiate in good faith to resolve and remedy claims for money damages arising out of the provisions of this Agreement (the "Disputes"). If the Buyer and the Seller are unable to resolve and remedy a Dispute after good faith negotiations over a period of thirty (30) days, then either party may pursue the arbitration procedure set forth below.

     (b) The Buyer and the Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying the Disputes. Nothing in this Section 12.8 shall prohibit either Buyer or the Seller from instituting litigation to enforce any Final Determination (as defined below). The parties hereby agree and acknowledge that, except as otherwise provided in this Section 12.8 or in the Comprehensive Arbitration Rules and Procedures or Streamlined Arbitration Rules and Procedures, as the case may be, of JAMS/Endispute as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to applicable New York law.

     (c) In the event that either the Buyer or the Seller assert that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten Business Days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 45 Business Days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Comprehensive Arbitration Rules and Procedures or Streamlined Arbitration Rules and Procedures, as the case may be, of JAMS/Endispute in effect from time to time to be included therein, if any.

     (d) The Buyer and the Seller each shall select one arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "Buyer's Arbitrator" and the "Seller's Arbitrator," respectively). In the event that either party fails to select an arbitrator as set forth herein within 20 calendar days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. The Seller's Arbitrator and the Buyer's Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 12.8. If the Seller's Arbitrator and the Buyer's Arbitrator are unable to agree on a third arbitrator within 20 calendar days after their selection, the Seller's Arbitrator and the Buyer's Arbitrator shall each prepare a list of three independent arbitrators. The Seller's Arbitrator and the Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven calendar days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Seller's Arbitrator and the Buyer's Arbitrator.

     (e) The arbitrator(s) selected pursuant to Section 12.8(d) above will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Buyer submits a claim for $1,000 and if the Seller contests only $500 of the amount claimed by the Buyer, and if the arbitrator(s) ultimately resolves the dispute by awarding the Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (that is, 300 / 500) to the Seller and 40% (that is, 200 / 500) to the Buyer.

     (f) The arbitration shall be conducted in Nashville, Tennessee under the Comprehensive Arbitration Rules and Procedures or Streamlined Arbitration Rules and Procedures, as the case may be, of JAMS/Endispute as in effect from time to time, except as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 Business Days after the delivery of the Notice of Arbitration nor later than 10 calendar days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

     (g) The Buyer and the Seller and the Principal Shareholders may enforce any Final Determination in any state or federal court located in Nashville, Tennessee. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

     (h) Any party required to make a payment pursuant to this Section 12.8 shall pay the party entitled to receive such payment within ten calendar days of the delivery of the Final Determination to such responsible party. If any party shall fail to pay the amount of any damages, if any, assessed against it within such ten calendar day period, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate of interest published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate, in effect from time to time (which rate shall be adjusted on the effective date of each change in such prime rate) plus 2.00% and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs and expenses of any nature or kind whatsoever (including but not limited to all attorney's fees) incurred in seeking to collect such damages or to enforce any Final Determination.

                                 Article XIII.

                    CONDITIONS TO OBLIGATIONS OF THE SELLER.
                    ----------------------------------------

     The obligations of the Seller to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

     Section 13.1. Representations and Warranties of the Buyer.

     All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Seller shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer to that effect.

     Section 13.2. Performance of the Obligations of the Buyer.

     The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer to that effect.

     Section 13.3. Consents and Approvals.

     All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, required in connection with the execution, delivery and performance of the Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

     Section 13.4. No Violation of Orders.

     No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

     Section 13.5. Opinion of Counsel.

     The Seller shall have received a favorable opinion, dated as of the Closing Date, from Willkie Farr & Gallagher, special counsel to the Buyer, in form and substance reasonably satisfactory to the Seller and their counsel substantially to the effect as set forth on Exhibit C hereto.

     Section 13.6. Escrow Agreement.

     The Buyer shall have executed and delivered to the Seller the Escrow Agreement.

     Section 13.7. Employment Agreements.

     The Buyer shall have executed and delivered to Pandey an employment agreement substantially in the form of Exhibit D hereto (the "Pandey Employment Agreement") and to Edward T. Acerno, Fong Richard Zhu and M. Kevin Harris an employment agreement substantially in the form of Exhibit E hereto (the "Other Employment Agreements").

     Section 13.8. Buyer Closing Documents.

     The Buyer shall have delivered to the Seller the following documents:

     (a) all instruments that are necessary or desirable to effect the assumption by Buyer of the Assumed Liabilities;

     (b) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as the Seller shall reasonably request;

     (c) confirmation that the Cash Purchase Price has been wired to the Seller;

     (d) a copy of the resolutions duly adopted by the Buyer's Board of Directors authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date; and

     (e) a copy of the resolutions duly adopted by the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement, as in effect as of the Closing Date.

     All proceedings or actions taken or required to be taken by the Buyer in connection with the transactions contemplated by Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Seller and their legal counsel.

     Section 13.9. Legal Matters.

     All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Buyer or in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Seller.

                                  Article XIV.

                     CONDITIONS TO OBLIGATIONS OF THE BUYER.
                     ---------------------------------------

                  The obligations of the Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

     Section 14.1. Representations and Warranties of the Seller and the Principal Shareholders.

     All representations and warranties made by the Seller and the Principal Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Seller and the Principal Shareholders on and as of such date, and the Buyer shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Seller to that effect with respect to Seller and a certificate dated the Closing Date and signed by each Principal Shareholder to that effect.

     Section 14.2. Performance of the Obligations of the Seller.

     The Seller and the Principal Shareholders shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the

Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Seller to that effect and a certificate dated the Closing Date and signed by each Principal Shareholder to that effect.

     Section 14.3. Consents and Approvals.

     All consents, waivers, authorizations and approvals of any Government and of any other Person (excluding the Permits) required in connection with the execution, delivery and performance of the Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

     Section 14.4. No Violation of Orders.

     No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Government that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

     Section 14.5. No Material Adverse Change.

     During the period from the date hereof to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Seller.

     Section 14.6. No Pending Litigation.

     Except as reflected on Schedule 5.15, no claims, actions, suits or proceedings have been brought or, to the Knowledge of the Seller, threatened against the Seller, the Buyer or any of their officers, directors, employees, agents or Affiliates involving, affecting or relating to the transactions contemplated by the Transaction Documents.

     Section 14.7. Opinion of Counsel.

     The Buyer shall have received a favorable opinion, dated as of the Closing Date, from Heartfield & Duggins, P.C., special counsel to the Seller, and from legal counsel to the Principal Shareholders, in form and substance reasonably satisfactory to the Buyer and its counsel, substantially in the form of Exhibit F hereto.

     Section 14.8. Escrow Agreement.

     The Seller and the Principal Shareholders shall have executed and delivered to the Buyer the Escrow Agreement.

     Section 14.9. Agreements Not to Compete.

     Pandey, Edward T. Acerno, Fong Richard Zhu and M. Kevin Harris shall have executed and delivered to the Buyer agreements not to compete with the Buyer and its Affiliates, substantially in the form of Exhibit G hereto (the "Noncompetition Agreements") and John W. Rose shall have executed and delivered to the Buyer an agreement not to compete with the Buyer and its Affiliates, substantially in the form of Exhibit H hereto (the "Rose Noncompetition Agreement").

     Section 14.10. Employment Agreements.

     Pandey shall have executed and delivered to the Buyer the Pandey Employment Agreement and Edward T. Acerno, Fong Richard Zhu and M. Kevin Harris shall have executed and delivered to the Buyer the Other Employment Agreements.

     Section 14.11. Seller Closing Documents.

     The Seller shall have delivered to the Buyer the following documents:

     (a) a copy of the resolutions duly adopted by the Seller's Board of Directors and stockholders authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date, certified by an officer of the Seller;

     (b) a certificate (dated not less than 5 Business Days prior to the Closing
Date) of the Secretary of State of the jurisdiction of the Seller's incorporation as to the good standing of such Seller in such jurisdiction;

     (c) the Files and Records forming a part of the Purchased Property;

     (d) such bills of sale, special warranty deeds, assignments of leases and all other instruments of conveyance that are necessary to effect the purchase and sale of the Purchased Property;

     (e) copies of the consents, waivers and approvals specified on Schedule
5.5;

     (f) such other documents relating to the transactions contemplated by the Transaction Documents as the Buyer reasonably requests; and

     (g) physical possession and control of the Purchased Property.

     Section 14.12. Legal Matters.

     All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Seller in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

                                  Article XV.

                                  TERMINATION.
                                  ------------

     Section 15.1. Conditions of Termination.

     Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Seller and the Buyer, (b) by the Seller if the conditions set forth in Article XIII are not satisfied or waived by the Closing Date, (c) by the Buyer if the conditions set forth in Article XIV hereof are not satisfied or waived by the Closing Date or (d) by either party hereto if the Closing shall not have occurred on or prior to November 15, 2000 (the "Termination Date").

     Section 15.2. Effect of Termination.

     In the event of termination pursuant to Section 15.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Seller or the Buyer, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of a party for expenses pursuant to Section 16.3 hereof and (ii) liability for any breach or violation of this Agreement.

                                  Article XVI.

                                 MISCELLANEOUS.
                                 --------------

     Section 16.1. Successors and Assigns.

     Except as otherwise expressly provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, provided, that the Buyer may assign its rights hereunder to an Affiliate and to any party providing financing in connection with the transactions contemplated hereby, provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Seller or the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     Section 16.2. Governing Law.

     This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

     Section 16.3. Expenses.

     Except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Seller shall pay all state and local sales (except for


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


the state income taxes the Buyer shall be liable for in accordance with Section
3.1 hereof) transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property.

     Section 16.4. Broker's and Finder's Fees.

     Except with respect to services provided to the Buyer by Scott Macon Ltd., there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of the parties hereto and the Buyer shall indemnify and hold the Seller harmless against any costs or damages incurred as a result of the services provided by Scott Macon Ltd. and as a result of any such claim.

     Section 16.5. No Disparagement.

     From and after the date hereof, John W. Rose shall not disparage the Seller or any of its respective Affiliates, officers or directors in any manner whatsoever and shall take no action to intentionally harm the Seller or any of its Affiliates, officers or directors in any manner whatsoever. The breach of this covenant shall entitle the Seller to equitable remedies, in addition to remedies at law for damages. The prevailing party in any action initiated under this Section 16.5 shall be entitled to attorney's fees.

     Section 16.6. Severability.

     In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     Section 16.7. Notices.

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service or (iv) upon receipt, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Seller or the Principal Shareholders:

                                        Aneel M. Pandey
                                        242 Louise Avenue
                                        Nashville, Tennessee 37203


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                                       1

                                        John W. Rose
                                        1161 Old Lancaster Road
                                        Hickman, Tennessee 38567

                                        F. Richard Zhu
                                        6904 Collinswood Drive
                                        Nashville, Tennessee 37221

                                        Edward T. Acerno
                                        879 Nialta Lane
                                        Brentwood, Tennessee 37027

                  Copy to:

                                        James C. Heartfield
                                        Heartfield & Duggins, P.C.
                                        One Jordan Crossing
                                        6830 McCutcheon Road
                                        Chattanooga, Tennessee 37421

                  If to the Buyer:

                                        Information Holdings Inc.
                                        2777 Summer Street
                                        Suite 209
                                        Stamford, Connecticut 06905
                                        Facsimile:  (203) 961-1431
                                        Attn:  President and CEO

                  Copy to:

                                        Willkie Farr & Gallagher
                                        787 Seventh Avenue
                                        New York, New York 10019
                                        Facsimile: (212) 821-8111
                                        Attn: Steven J. Gartner, Esq.

     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     Section 16.8. Amendments; Waivers.

     This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     Section 16.9. Public Announcements.

     The parties agree that promptly after the signing of this Agreement, the Buyer or one of its Affiliates will issue a press release in substantially the form previously provided to the Seller. Other than the issuance by the Buyer or one of its Affiliates of such press release, the parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning the transactions contemplated by the Transaction Documents without the prior written approval of the other parties unless a press release or public announcement is required by law.

     Section 16.10. Entire Agreement.

     This Agreement, the other Transaction Documents and the exhibits and schedules hereto contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

     Section 16.11. Parties in Interest.

     Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller, the Principal Shareholders and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller or the Buyer.

     Section 16.12. Scheduled Disclosures.

     Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto unless specifically referenced therein.

     Section 16.13. Section and Paragraph Headings.

     The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 16.14. Counterparts.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

                            [Signature page follows.]


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                        INFORMATION VENTURES LLC

                                        By: /s/ Mason Slaine
                                            ------------------------------
                                            Name:  Mason Slaine
                                            Title: President


                                        TRANSCENDER LLC

                                        By: /s/ Mason Slaine
                                            ------------------------------
                                            Name:  Mason Slaine
                                            Title: President and CEO


                                        TRANSCENDER CORPORATION

                                        By: /s/ Aneel M. Pandey
                                            ------------------------------
                                            Name:  Aneel M. Pandey
                                            Title: CEO


                                        ANEEL M. PANDEY

                                        /s/ Aneel M. Pandey
                                        ---------------------------------------


                                        JOHN W. ROSE

                                        /s/ John W. Rose
                                        --------------------------------------


                                        EDWARD T. ACERNO

                                        /s/ Edward T. Acerno
                                        ---------------------------------------


                                        FONG RICHARD ZHU

                                        /s/ Fong Richard Zhu
                                        ---------------------------------------


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